Exhibit 2.1

PURCHASE AGREEMENT

by and among

LAYNE HEAVY CIVIL, INC.,

GRANITE CONSTRUCTION INTERNATIONAL,

GRANITE CONSTRUCTION INCORPORATED,

INLAND PIPE REHABILITATION LLC

and

1000097155 ONTARIO INC.

Dated as of February 2, 2022

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. CIRCULATION OF THIS DRAFT SHALL NOT GIVE RISE TO ANY DUTY TO NEGOTIATE OR CREATE OR IMPLY ANY OTHER LEGAL OBLIGATION. NO LEGAL OBLIGATION OF ANY KIND WILL ARISE UNLESS AND UNTIL A DEFINITIVE WRITTEN AGREEMENT IS EXECUTED AND DELIVERED BY SELLERS AND BUYERS.

Table of Contents

-i-

-ii-

EXHIBITS

Exhibit A – Form of Escrow Agreement
Exhibit B – Form of Transition Services Agreement

-iii-

PURCHASE AGREEMENT

This Purchase Agreement, dated as of February 2, 2022, is by and among Layne Heavy Civil, Inc., an Indiana corporation (“US Seller”), Granite Construction International, a California corporation (“International Seller” and, together with US Seller, “Sellers”), Granite Construction Incorporated, a Delaware corporation and the indirect owner of each Seller (“Seller Parent”), Inland Pipe Rehabilitation LLC, a Michigan limited liability company (“US Buyer”), and 1000097155 Ontario Inc., a Ontario corporation (“International Buyer” and, together with US Buyer, “Buyers”). Sellers and Buyers are each referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, (a) US Seller owns all of the issued and outstanding (i) membership interests of Granite Inliner, LLC, an Indiana limited liability company (“Granite Inliner”), and all such membership interests (the “Granite Inliner Interests”), and (ii) capital stock of Granite Transport Co., an Indiana corporation (“Granite Transport” and, together with Granite Inliner and their respective Subsidiaries, the “US Acquired Companies”), and all such capital stock (the “Granite Transport Stock” and, together with the Granite Inliner Interests, the “US Acquired Interests”), and (b) International Seller owns all of the issued and outstanding capital stock of 2626584 Ontario, Inc., an Ontario corporation (“2626584 Ontario,” together with its Subsidiary, the “International Acquired Companies” and, together with the US Acquired Companies, the “Acquired Companies”), and all such capital stock (the “International Acquired Interests” and, together with the US Interests, the “Acquired Interests”);

WHEREAS, among other things, the Acquired Companies provide infrastructure solutions, offering rehabilitation techniques and services for wastewater, storm water and process sewer pipeline networks primarily using cured-in-place pipe products (the “Business”);

WHEREAS, (a) US Seller desires to sell to US Buyer, and US Buyer desires to purchase from US Seller, all of the US Interests and (b) International Seller desires to sell to International Buyer, and International Buyer desires to purchase from International Seller, all of the International Acquired Interests;

WHEREAS, as a result of the Transaction, US Buyer will own each of the US Acquired Companies and International Buyer will own each of the International Acquired Companies;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to the Sellers’ willingness to enter into this Agreement, the Buyers have delivered to Sellers copies of the Equity Commitment Letter and Debt Commitment Letter; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Arbitrator” has the meaning set forth in Section 2.6(c).

“Accounting Principles” means the accounting methods, policies, practices and procedures described on Section 1.1(a) of the Disclosure Schedule.

“Acquired Company” has the meaning set forth in the recitals of this Agreement.

“Acquired Company Intellectual Property” means any Owned Intellectual Property and Licensed Intellectual Property.

“Acquired Company Leases” has the meaning set forth in Section 3.9(b).

“Acquired Interests” has the meaning set forth in the recitals of this Agreement.

“Action” means any action, charge, claim, complaint, material grievance, arbitration, investigation, audit (including any Tax Audit), suit or other proceeding, at law or in equity, by or before any arbitrator or any Governmental Authority.

“Affiliate” means, when used with respect to a specified Person, another Person that either directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise. For the avoidance of doubt, (a) Seller Parent shall be deemed an Affiliate of Sellers for all purposes under this Agreement and (b) the Acquired Companies shall be deemed to be Affiliates of Sellers prior to the Closing and of Buyers at and following the Closing.

“Agreement” means this Purchase Agreement, including all Exhibits and Schedules hereto (including the Disclosure Schedule), as the same may be amended, modified or supplemented from time to time in accordance with its terms.

“Allocation Schedule” has the meaning set forth in Section 5.6(f).

“Alternative Financing” has the meaning set forth in Section 5.23(c).

“Alternative Transaction Proposal” has the meaning set forth in Section 5.11(a).

“Antitrust Division” has the meaning set forth in Section 5.13(b).

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Act, the Federal Trade Commission Act and any other U.S. or other Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Associated DSC Liabilities” has the meaning set forth in Section 5.17(e).

“Balance Sheet Date” means October 31, 2021.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day other than Saturday, Sunday or any other day on which banks located in the State of New York or California are authorized or obligated to close.

“Business Names” means the Trademarks of the Acquired Companies and all Trademarks that are primarily used or held for use in or that relate to the Business, either alone or in combination with other words, and including all confusingly similar derivatives thereof and any Trademarks confusingly similar thereto, except the Company Names.

“Buyer 401(k) Plan” has the meaning set forth in Section 5.5(f).

“Buyer Benefit Plan” has the meaning set forth in Section 5.5(b).

“Buyer Fundamental Representations” means those representations and warranties of Buyers set forth in Section 4.1, Section 4.2 and Section 4.6.

“Buyer Released Matters” has the meaning set forth in Section 8.4(b).

“Buyer Released Parties” has the meaning set forth in Section 8.4(a).

“Buyer Releasing Parties” has the meaning set forth in Section 8.4(b).

“Buyers” has the meaning set forth in the preamble to this Agreement.

“CARES Act” means the Coronavirus Aid, Relief, Economic Security Act, the Family First Coronavirus Response Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act and all FAQs and Interim Final Rules issued by any Governmental Authority related thereto, including any programs or facilities established by the Board of Governors of the Federal Reserve System to which the U.S. Treasury Department has provided financing as contemplated by Title IV of the Coronavirus Aid, Relief and Economic Security Act.

“Cash” means, without duplication, the sum of the Acquired Companies’ cash on hand, cash in bank or other accounts, readily marketable securities, and other cash equivalent that can be readily converted into cash, including money market accounts, bank accounts, short term investments and certificates of deposit and all checks and drafts deposited for the account of the Acquired Companies that have not yet cleared, less the aggregate amount of all outstanding checks, money orders or similar instruments of the Acquired Companies, any overdraft charges and any cash or deposits that is subject to restrictions, limitations on use or distribution by Law or Contract. Cash shall exclude the amount of any Taxes imposed on repatriation of cash equivalents, bank deposits, bank accounts, and marketable securities from a non-U.S. jurisdiction to the United States or another applicable foreign jurisdiction; provided, however, that Cash shall include all cash, cash equivalents, banks deposits, bank accounts and marketable securities as of immediately prior to the Closing of up to CAN$3,500,000 held by the International Acquired Company or its Subsidiaries in Canada. Cash shall include the amount posted as collateral between the date hereof and the Closing Date, if any, in connection with the release of the Lien set forth on Section 2.4(a)(vi)(E) of the Disclosure Schedule.

“Claim Recovery Amount” has the meaning set forth in Section 5.22.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means the amount of Cash as of the Closing Time; provided that such amount of Cash shall be reduced for any payments made between the Closing Time and the Closing other than payments to satisfy a liability included in Closing Net Working Capital.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Debt” means, without duplication, (a) the amount of Debt of the Acquired Companies outstanding as of immediately prior to the Closing and (b) the Pre-Closing Tax Amount; provided, however, that “Closing Debt” shall not include any Liability to the extent included in the calculation of Closing Net Working Capital.

“Closing Net Working Capital” means the current assets of the Acquired Companies as of the Closing Time (excluding Cash and deferred tax assets), less the current liabilities of the Acquired Companies (excluding deferred tax liabilities) as of the Closing Time, in each case, without duplication and as determined in accordance with the Accounting Principles. Any liability to the extent included in the calculation of “Closing Net Working Capital” shall be excluded from the calculation of Closing Debt or Transaction Expenses.

“Closing Statement” has the meaning set forth in Section 2.3(a).

“Closing Time” means 12:01 a.m. New York time on the Closing Date.

“Code” means the United States Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 4.10(b).

“Company Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other employment, termination or severance pay, salary continuation, bonus, incentive, stock option, phantom stock, stock purchase, health, life insurance, dental, disability, accident, group insurance, welfare, fringe benefit, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind and (c) all other employee benefit plans, Contracts, programs, funds or arrangements of any kind, whether formal or informal, funded or unfunded, written or oral, whether or not subject to ERISA, in each case, sponsored, maintained or contributed to or required to be contributed to by any Acquired Company for the benefit of any Employee or former employee, consultant, independent contractor or director of any Acquired Company or with respect to which any Acquired Company has or would reasonably be expected to have any Liability; provided, however, that Company Employee Plans shall not include any Seller Parent Employee Plans.

“Company Names” means the names and marks “Granite Construction,” “Granite Inliner,” “Granite Transport,” “Layne Inliner,” “Layne” and the stylized Granite Construction or Layne Construction logo and trademark or any derivatives thereof that contain “Granite” or “Layne” or any Trademarks containing such names and marks.

“Company Real Property” means all Owned Real Property and all real property under or subject to the Acquired Company Leases and Easements.

“Competing Business” means providing self-performing trenchless water and wastewater and cured-in-place pipe products and services to third parties for commercial purposes.

“Confidential Information” has the meaning set forth in Section 5.8.

“Confidential Information Memorandum” means the Confidential Information Memorandum, dated October 2021, delivered to Buyers in connection with the Transaction.

“Consent” means any approval, consent, ratification, permission, Order, waiver or authorization from, or declaration, registration, notice or filing with, any Governmental Authority or any other Person.

“Contaminants” has the meaning set forth in Section 3.10(h).

“Continuation Period” has the meaning set forth in Section 5.5(a).

“Continuing Employee” has the meaning set forth in Section 5.5(a).

“Contract” means any legally binding agreement, note, letter of credit, indenture, financial instrument, lease, license, arrangement, promise or other undertaking, whether written or oral.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with Seller Parent or the Acquired Companies or (b) which together with Seller Parent or an Acquired Company is treated as a single employer under Section 414(t) of the Code.

“Data Room” means all information made available to Buyers and their advisers at least three Business Days prior to the date of this Agreement, comprised in the virtual data room maintained by Datasite under the project name “Intrepid.”

“Debt” means, to the extent payable on or behalf of the Acquired Companies, without duplication, the outstanding principal amount and all accrued and unpaid interest on and other payment obligations (including any late fees, penalties, premiums, termination fees, commitments, reimbursements, indemnities, other similar fees, costs, expenses or breakage costs due upon prepayment of or payable in connection with execution of this Agreement or the consummation of the Transaction) in respect of, (a) any indebtedness for borrowed money, whether or not recourse, (b) any obligation evidenced by bonds (including performance and surety bonds), debentures, notes or other similar instruments, (c) any finance lease obligation required to be classified as a finance lease obligation under GAAP, (d) any obligation under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of, or a contingent payment for, property, assets, securities, businesses or services whether contingent or not (other than customary trade credits included in Net Working Capital), including any “earnout” or similar payments or any non-compete payments calculated as the maximum amount payable under or pursuant to such obligation, (e) bankers’ acceptances, letters of credit or similar credit transactions, in each case, to the extent drawn,

(f) all net cash payment obligations under any swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of immediately prior to the Closing), (g) any Liability secured by a Lien or any property or asset owned, (h) the portion of any severance, employee bonuses or other similar incentive compensation payments accrued (or due) but not yet paid as of immediately prior to the Closing (including Employment Taxes with respect thereto), including under any long-term deferred compensation plans, (i) any unforgiven obligations under any government assistance program (including any requirement to pay or repay any amount to a Governmental Authority in respect of a tax credit, refund, rebate, governmental assistance, subsidy, overpayment or similar adjustment of Taxes) established in connection with or in response to COVID-19, (j) any declared but unpaid dividends owed to Sellers or Seller Parent (to the extent not included in the Closing Net Working Capital), (k) the guarantee of or other responsibility or liability for any obligation of the type referred to in clauses (a) through (j) of this definition of another Person; provided, however, that in no event shall any of the following shall constitute Debt hereunder: (i) any obligation with respect to any letter of credit or bond (or reimbursement agreement in respect thereof including the Existing Guarantees or Existing Bonds), in each case, to the extent undrawn; (ii) any of the Existing Guarantees or Existing Bonds that remain outstanding pursuant to Section 5.15; (iii) any lease (including Acquired Company Leases) classified as an operating lease under GAAP; (iv) any guarantee by an Acquired Company of the obligations of any other Acquired Company; (v) any indebtedness of any Acquired Company owed to any other Acquired Company; or (vi) any Transaction Expense. For the avoidance of doubt, any current liabilities included in the Closing Net Working Capital shall be excluded from the calculation of Debt.

“Debt Commitment Letter” has the meaning set forth in Section 4.10(b).

“Debt Financing” has the meaning set forth in Section 4.10(b).

“Debt Financing Sources” has the meaning set forth in Section 4.10(b).

“Debt Payment Schedule” has the meaning set forth in Section 2.3(a)(ii).

“Deeds” has the meaning set forth in Section 2.4(a)(iv).

“Disclosure Schedule” means the disclosure schedule delivered by Sellers on the date of this Agreement and attached hereto.

“Dispute Notice” has the meaning set forth in Section 2.6(b).

“Disputed Items” has the meaning set forth in Section 2.6(b).

“DSC Actions” means the actions set forth on Section 1.1(e) of the Disclosure Schedule.

“DSC Cap” means an amount set forth as the DSC Cap on Section 1.1(e) of the Disclosure Schedule.

“DSC Costs” means the costs described on Section 1.1(e) of the Disclosure Schedule.

“DSC Escrow Account” means an account established in accordance with the Escrow Agreement and where, at Closing, the DSC Escrow Amount is deposited.

“DSC Escrow Amount” means an amount set forth as the DSC Escrow Amount on Section 1.1(e) of the Disclosure Schedule.

“DSC Recovery Costs” means all out of pocket and documented costs incurred in connection with efforts to recover any DSC Costs from any third parties pursuant to Section 5.16(d).

“Easements” has the meaning set forth in Section 3.9(b).

“Election Forms” has the meaning set forth in Section 5.6(g)(iii).

“Employee Plans” means all Company Employee Plans and Seller Parent Employee Plans.

“Employees” has the meaning set forth in Section 3.15(a).

“Employment Taxes” means the employer’s portion of any payroll, employment or similar Taxes payable by the Acquired Companies, regardless of whether or not such amounts are currently due and payable or deferred under Section 2302 of the CARES Act (or any similar provision of state, local or non-U.S. Law).

“Environment” means soil, surface waters, groundwater, wetlands, drinking water, land, stream sediments, soil gas, natural resources, surface or subsurface strata, ambient air or indoor air, sewer systems, including any material or substance used in the physical structure or any building or improvement.

“Environmental Condition” means any condition of the Environment with respect to (a) any property currently owned, leased, used, controlled, managed or operated by any Acquired Company, (b) any property previously owned, leased, used, controlled, managed or operated by any Acquired Company or any of their respective predecessors to the extent such condition of the Environment existed at the time of such ownership, lease, use, control, management or operation, or (c) any other real property at which any Hazardous

Material generated by the operation of any Acquired Company or any of their respective predecessors prior to the Closing has been treated, stored, recycled or disposed of, or has otherwise come to be located, which in each case of (a), (b) or (c) violates any Environmental Law or results in any Release, or threat of Release, or results in any damage, loss, cost, expense, claim, demand, order or Liability under or relating to Environmental Law or relating to Hazardous Materials.

“Environmental Laws” means all Laws relating to the protection of human health and safety, the Environment, the protection of natural resources, or the presence, generation, manufacture, production, processing, use, handling, treatment, storage, disposal, release, distribution, sale, importation, exportation, labeling, recycling or transportation of or exposure to Hazardous Materials (or products containing Hazardous Materials), including the Clean Air Act, the Federal Water Pollution Control Act, the Oil Pollution Act of 1990, the Rivers and Harbors Act of 1899, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and comparable state and local counterparts.

“Equity Commitment Letter” has the meaning set forth in Section 4.10(b).

“Equity Financing” has the meaning set forth in Section 4.10(b).

“Equity Financing Sources” has the meaning set forth in Section 4.10(b).

“Equity Securities” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship, or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, limited or general partnership interest, or any other form of ownership, and (b) all rights, warrants, options, convertible securities, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into any such equity ownership rights.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means TMI Trust Company.

“Escrow Agreement” means an Escrow Agreement by and among the US Seller, the US Buyer and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Estimated Purchase Price” means (a) $159,665,000, plus (b) Sellers’ good faith estimate of the NWC Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “NWC Adjustment”), plus (c) Sellers’ good faith estimate of the amount of Closing Cash, minus (d) Sellers’ good faith estimate of the amount of Closing Debt, and minus (e) Sellers’ good faith estimate of the amount of all Transaction Expenses.

“Existing Bonds” means bonds posted by one or more of the Acquired Companies or any of their Affiliates to satisfy any bonding requirements set forth in the Contracts of the Acquired Companies, a complete list of which as of the date of this Agreement (which will be updated as of the Closing) is set forth on Section 1.1(b) of the Disclosure Schedule.

“Existing DSC Assets” has the meaning set forth in Section 5.17(e).

“Existing Guarantees” means all documentary or standby letters of credit, surety agreements or other guarantees issued for the account of a Seller or any Acquired Company by an Affiliate of an Acquired Company or a third party financial institution for purposes of securing the Existing Bonds, a complete list of which as of the date of this Agreement (which list will be updated as of the Closing in the event of any changes) is set forth on Section 1.1(c) of the Disclosure Schedule.

“Financial Statements” has the meaning set forth in Section 3.6.

“Financing” has the meaning set forth in Section 4.10(b).

“Financing Conditions” has the meaning set forth in Section 4.10(b).

“Financing Sources” means the lenders under the Debt Commitment Letter that have committed to provide or arrange or otherwise entered into agreements in connection with the Transaction, the commitment or other financings contemplated hereby, and the parties to any commitment letters, engagement letters, joinder agreements, indentures, credit agreements or intercreditor agreements entered pursuant thereto or relating thereto, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns.

“First DSC Threshold” means an amount set forth as the First DSC Threshold on Section 1.1(e) of the Disclosure Schedule.

“First DSC Threshold Costs” has the meaning set forth in Section 5.17(b).

“Fraud” means an intentional misrepresentation of fact with respect to the making of the representations and warranties set forth in ARTICLE III or ARTICLE IV (as the case may be) constituting common law fraud under Delaware law, which shall not include fraud claim based on constructive knowledge, recklessness or negligent misrepresentation.

“GAAP” means United States generally accepted accounting principles and practices as in effect from time to time.

“Governing Documents” means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation or formation, bylaws, operating agreement, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

“Government Bid” means any written quotation, bid or proposal which, if accepted or awarded, would lead to a Government Contract, including with a prime contractor or a higher tier subcontractor to a Governmental Authority.

“Government Contract” means any Contract between any Acquired Company and any Government Authority, as well as any Contract between any Acquired Company and any other party where a Governmental Authority is the ultimate end customer and/or end user.

“Governmental Authority” means any U.S. or foreign federal, state, provincial, tribe, county, municipal, or local government or quasi-governmental body, court of competent jurisdiction, administrative agency, board, bureau or commission or other governmental or regulatory authority or instrumentality.

“Governmental Consents” has the meaning set forth in Section 5.13(a).

“Granite Inliner” has the meaning set forth in the recitals of this Agreement.

“Granite Inliner Interests” has the meaning set forth in the recitals of this Agreement.

“Granite Transport” has the meaning set forth in the recitals of this Agreement.

“Granite Transport Stock” has the meaning set forth in the recitals of this Agreement.

“Hazardous Materials” means (a) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act, or a “contaminant,” “pollutant,” “waste,” “toxic substance” or “deleterious substance” under any Environmental Law, (b) any petroleum or petroleum products or petroleum-containing or petroleum-derived materials, (c) radioactive materials, urea formaldehyde, asbestos, per-and polyfluoroalkyl substances and polychlorinated biphenyls, and (d) any other material, substance, pollutant, compound, contaminants, chemical or waste that is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Identified Pre-Closing Actions” has the meaning set forth in Section 5.18(b).

“Inbound Licenses” has the meaning set forth in Section 3.12(a)(xii).

“Indemnified Party” has the meaning set forth in Section 5.6(h).

“Indemnified Taxes” has the meaning set forth in Section 5.6(h).

“Intellectual Property” means any intellectual property recognized under the Laws of any jurisdiction anywhere in the world, including all rights in (a) patents, utility models, design registrations, applications for the foregoing, re-examinations, reissues, divisionals, continuations, continuations-in-part, extensions of any of the foregoing (collectively, “Patents”), (b) trademarks, service marks, trade names, business names, brand names, corporate names, commercial names, and Internet domain names, and other designations of source or origin of goods or services, including common law rights, registrations and applications for registration thereof, together with all of the goodwill associated exclusively therewith (collectively, “Trademarks”), (c) trade secrets and other confidential, non-public or proprietary information, including rights in ideas, formulas, inventions, discoveries and improvements (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, algorithms, methods, financial and marketing plans, customer and supplier lists, data, data collections and databases and other non-public information and data (collectively, “Trade Secrets”), (d) computer software (in object code and source code forms), software tools, software databases, and documentation of any of the foregoing, (e) industrial design and registrations and applications therefor, and (f) works of authorship whether published or unpublished and in any form created or thereafter reproduced or stored, and including any moral or economic rights of authors in any of the foregoing.

“Interim Period” has the meaning set forth in Section 5.1(a).

“International Acquired Company” has the meaning set forth in the recitals of this Agreement.

“International Acquired Interests” has the meaning set forth in the recitals of this Agreement.

“International Seller” has the meaning set forth in the preamble to this Agreement.

“ITA” means the Income Tax Act, R.S.C. 1985, c. 1 (5th Supplement).

“Knowledge” means with respect to Sellers, the actual knowledge of Denise McClanahan, Andrew Leake, Aaron Storm and Ralph Bonanotte, in each case after reasonable due inquiry.

“Laws” means all applicable federal, state, provincial, local and foreign laws, statutes, constitutions, rules, regulations, ordinances, code and similar provisions having the force of law and all judgments, rulings and Orders of Governmental Authorities, including common law.

“Legacy Layne Claims” has the meaning set forth in Section 2.4(a)(vi)(D).

“Liability” means any direct or indirect liability, obligation, commitment, expense, claim, deficiency, guaranty (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

“Licensed Intellectual Property” means any Intellectual Property licensed to any of the Acquired Companies.

“Lien” means any mortgage, pledge, lien, encumbrance, burden, right-of-way, easement, right of purchase, calls, lease, restriction, option, charge, claim, encroachment or other security interest.

“Liqui-Force” means Liqui-Force Services (Ontario) Inc., an Ontario corporation.

“Liqui-Force Benefits Plan” has the meaning set forth in Section 5.5(c).

“Losses” means any losses, damages, Liabilities, costs, expenses (including reasonable attorneys’ and consultants’ fees and costs of investigation and defense), Taxes, interest, awards, judgments and penalties.

“Major Customers” has the meaning set forth in Section 3.22.

“Major Suppliers” has the meaning set forth in Section 3.22.

“Material Adverse Effect” means any change, development, event, occurrence, fact, condition or effect which is or would be reasonably expected to be materially adverse, individually or in the aggregate, to the Business, assets, operations or condition (financial or otherwise) of the Acquired Companies or the assets or properties of the Acquired Companies excluding any such change, development, or effect to the extent resulting from or arising out of, either alone or in combination, (a) general economic, industry or market events, occurrences, developments, circumstances or conditions, (b) changes in the U.S. or global capital, credit or financial markets generally, including changes in currency exchange rates or interest rates, (c) changes in GAAP or other accounting standards, principles or interpretations, (d) changes in political conditions (including acts of war, whether or not declared, armed hostilities or terrorism), (e) hurricanes, floods or other natural disasters, (f) any failure in and of itself by the Business to meet any internal or published projections, budgets, estimates or forecasts or other measures of financial or operating performance for any period (provided that this clause (f) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such failure to meet such projections, budgets, estimates or forecasts or other measures from being taken into account in determining whether a Material Adverse Effect has occurred), (g) the announcement or pendency of this Agreement, (h) the identity of Buyers or any of their Affiliates, (i) any action taken by Buyers or their Affiliates or representatives, or (j) COVID-19 and any evolutions thereof or related epidemics, pandemics or disease outbreaks or any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19; provided, however, that the exceptions set forth in clauses (a)–(e) and (j) shall only apply to the extent that the effect of the change, development or effect is not disproportionately more adverse to the Acquired Companies or the assets or properties of the Acquired Companies than the effect of the change on comparable businesses or companies in the industry in which the Acquired Companies operate.

“Material Bid” means any written quotation, bid or proposal which, if accepted or awarded, would lead to a Material Government Contract, including with a prime contractor or a higher tier subcontractor to a Governmental Authority, for the design, manufacture, assembly or sale of products or the provision of services by any Acquired Company, which is outstanding (and not awarded or rejected) as of the date of this Agreement and as of the Closing Date.

“Material Contracts” has the meaning set forth in Section 3.12(a).

“Material Government Contracts” has the meaning set forth in Section 3.26.

“Misallocated Assets” has the meaning set forth in Section 5.21.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

“Non-U.S. Tax Consideration” has the meaning set forth in Section 5.6(f).

“NWC Adjustment” means (a) the amount by which Closing Net Working Capital is greater than the Target Net Working Capital or (b) the amount by which Closing Net Working Capital is less than the Target Net Working Capital; provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Order” means any judgment, injunction, award, order, ruling, charge, writ or decree (including a consent decree) that is issued by a Governmental Authority or an arbitrator.

“Outbound Licenses” has the meaning set forth in Section 3.12(a)(xii).

“Outside Date” has the meaning set forth in Section 7.1(b).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Acquired Companies.

“Owned Real Property” has the meaning set forth in Section 3.9(a).

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means all licenses, registrations, clearances, permits, certificates, waivers, consents or authorizations from or required to be obtained from any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business consistent with past practices for amounts not delinquent and do not result from violation of any Contract or Law, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or otherwise payable without penalty, or (ii) being contested in good faith through appropriate proceedings, in each case for which appropriate reserves have been established in the Financial Statements in accordance with the Accounting Principles relating to proceedings initiated prior to the Balance Sheet Date, (c) other than with respect to real property, purchase money Liens and Liens securing rental payments under capital lease arrangements, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws arising or incurred in the ordinary course of business consistent with past practices and do not result from violation of any Contract or Law, (e) Liens arising out of or related to any performance bonds or similar agreements or instruments securing the obligations and performance of any Acquired Company arising or incurred in the ordinary course of business consistent with past practices and do not result from violation of any Contract or Law, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, which are not violated by the current use or occupancy of such real property or the operations of the Acquired Companies thereon and are not, individually or in the aggregate, material to the business of the Acquired Companies, (g) any Liens that are released or otherwise terminated at or prior to the Closing, including Liens under any Closing Debt to be repaid at or prior to the Closing, and (h) all exceptions, restrictions, easements, charges, rights-of-way and monetary and nonmonetary encumbrances set forth on the Section 1.1(d) of the Disclosure Schedule.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, or Governmental Authority (or any department, agency, or political subdivision thereof).

“Post-Closing Statement” has the meaning set forth in Section 2.6(a).

“Pre-Closing Claim” has the meaning set forth in Section 5.16.

“Pre-Closing Tax Amount” means the aggregate amount of unpaid Taxes (including any Employment Taxes and income Taxes) of the Acquired Companies for all Pre-Closing Tax Periods (determined in the case of the portion of a Straddle Period ending on the Closing Date in accordance with Section 5.6(c)), which amount shall not be less than zero. The calculation of the Pre-Closing Tax Amount shall (a) be computed in accordance with past practices of the Acquired Companies, except as otherwise required under applicable Law, and shall take into account any Transaction Tax Deductions that have the effect of reducing a particular Tax liability of the applicable Acquired Company to which such deductions are relevant, and (b) take into account any estimated (or other prepaid) Tax payments and Tax credits made or realized prior to the Closing Date to the extent that such payments or credits have the effect of reducing the particular Tax liability of the applicable Acquired Company in respect of which such payments were made or credits are applied. For the avoidance of doubt, the Pre-Closing Tax Amount shall not include (i) any Liabilities included in the Closing Net Working Capital and (ii) any Taxes arising from a transaction occurring outside the ordinary course of business on the Closing Date, but after the Closing, unless such transaction was contemplated by this Agreement.

“Pre-Closing Tax Period” means any Tax period or portion of any Straddle Period ending on or before the Closing Date.

“Products” means products that are or were designed, manufactured, assembled, tested, licensed, leased, distributed or sold, or offered for license, sale, lease or distribution, by or on behalf of any Acquired Company.

“Purchase Price” means (a) $159,665,000, plus (b) the NWC Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “NWC Adjustment”), plus (c) the amount of Closing Cash, minus (d) the amount of Closing Debt, and minus (e) the amount of all Transaction Expenses.

“Purchase Price Adjustment” means the amount (which may be a negative number) equal to (a) the Purchase Price as finally determined pursuant to Section 2.6 minus (b) the Estimated Purchase Price paid by Buyers at the Closing.

“R&W Policy” has the meaning set forth in Section 8.2.

“Release” means any discharge, emission, spilling, leaking, pumping, pouring, injecting, dumping, burying, leaching, migrating, abandoning or disposing into or through the Environment of any Hazardous Material including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles.

“Second DSC Threshold” means an amount set forth as the Second DSC Threshold on Section 1.1(e) of the Disclosure Schedule.

“Second DSC Threshold Costs” has the meaning set forth in Section 5.17(b).

“Section 338(g) Elections” has the meaning set forth in Section 5.6(g)(i).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.6(g)(ii).

“Securities Act” means the U.S. Securities Act of 1933.

“Seller Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes (including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated U.S. federal income Tax Returns and any similar group under state, local or non-U.S. law) of which each of (a) an Acquired Company or a Subsidiary thereof and (b) any Seller or an Affiliate of any Seller (other than the Acquired Companies or any Subsidiary thereof), is or was a member on or prior to the Closing Date.

“Seller Costs” has the meaning set forth in Section 5.16.

“Seller Parent” has the meaning set forth in the preamble to this Agreement.

“Seller Parent Canadian Benefits Plan” has the meaning set forth in Section 5.5(c).

“Seller Parent Employee Plans” means (a) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (b) all other employment, termination or severance pay, salary continuation, bonus, incentive, stock option, phantom stock, stock purchase, health, life insurance, dental, disability, accident, group insurance, welfare, fringe benefit, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind, and (c) all other employee benefit plans, Contracts, programs, funds or arrangements of any kind, whether formal or informal, funded or unfunded, written or oral, whether or not subject to ERISA, in each case, sponsored, maintained or contributed to or required to be contributed to by Seller Parent or any Seller for the benefit of any Employee or former employee, consultant, independent contractor or director of any Acquired Company.

“Seller Parent Insurance Policies” has the meaning set forth in Section 5.16.

“Seller Released Matters” has the meaning set forth in Section 8.4(a).

“Seller Released Parties” has the meaning set forth in Section 8.4(b).

“Seller Releasing Parties” has the meaning set forth in Section 8.4(a).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Sellers’ Allocation Notice” has the meaning set forth in Section 5.6(f).

“Sellers Fundamental Representations” means those representations and warranties of Sellers set forth in Sections 3.1, 3.2, 3.3(a), 3.4, 3.19 and the first sentence of each of 3.20(a) and 3.20(b).

“SSOs” has the meaning set forth in Section 3.11(f).

“Straddle Period” means any Tax period beginning on or prior to the Closing Date and ending after the Closing Date.

“Subsidiary” when used with respect to any Person, means any other Person of which, (a) in the case of a corporation, at least a majority of the Equity Securities having ordinary voting power to elect a majority of the board of directors or similar body (without regard to the occurrence of any contingency) are owned or controlled, directly or indirectly, by such first Person, by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries or (b) in the case of any Person other than a corporation, such first Person and one or more of its Subsidiaries (i) owns a majority of the equity interests thereof or (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Support Obligation Release” has the meaning set forth in Section 5.15.

“Systems” has the meaning set forth in Section 3.10(h).

“Target Net Working Capital” shall mean $59,100,000.

“Tax” means (a) any federal, state, local or non-U.S. tax, charge, duty, fee, levy, or other fee or assessment, in each case imposed by a Governmental Authority in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), employer health, government pension plan premiums and other contributions related to Canadian payroll tax obligations, unemployment, disability, real or personal property, sales, use, transfer, registration, value added, escheat, unclaimed property, alternative or add-on minimum, estimated or other tax of any kind whatsoever and including any interest, penalty, or addition imposed by a Governmental Authority with respect thereto, in each case whether disputed or not, and (b) any liability for the payment of any amounts of the type described in clause (a) that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined, unitary or similar group) or otherwise.

“Tax Audit” means any written inquiry, audit, examination, claim, demand, proposed adjustment or deficiency, assessment or administrative or judicial proceeding brought by any Tax Authority.

“Tax Authority” means any Governmental Authority responsible for the administration or the imposition of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, election, notice, filing or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Tax Authority.

“Third DSC Threshold” means an amount set forth as the Third DSC Threshold on Section 1.1(e) of the Disclosure Schedule.

“Third DSC Threshold Costs” has the meaning set forth in Section 5.17(b).

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement and all other documents delivered or required to be delivered by any Party in connection with the Closing.

“Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Closing, the collective amount payable (including costs, fees, expenses, commissions and other similar payments) by the Acquired Companies (without duplication) (a) to outside legal counsel, accountants, advisors, investment bankers, brokers and other third parties with respect to services incurred in connection with or as a result of the Transaction, (b) with respect to any change of control payments or any other exit, retention arrangements or transaction or stay bonuses or other similar bonuses or payments, deferred compensation, severance or other similar payments, in each case triggered in whole or in part or become payable in connection with the consummation of the Transaction (including, where applicable, Employment Taxes with respect thereto (such items in this clause (b), collectively, “Transaction Payments”), (c) the premium for any other fees and expenses in obtaining a “tail” insurance policy pursuant to Section 5.4, and (d) 50% of the fees and expenses payable to the Escrow Agent. For the avoidance of doubt, neither the costs of the R&W Policy nor any filing fees under the HSR Act or any other applicable Law shall be Transaction Expenses. For the avoidance of doubt, any current liabilities included in the Closing Net Working Capital shall be excluded from the calculation of Transaction Expenses.

“Transaction Expenses Schedule” has the meaning set forth in Section 2.3(a)(iii).

“Transaction Tax Deductions” means, to the extent currently deductible on a more-likely-than-not basis, any deductions resulting from or attributable to the Transaction, including deductions related to the repayment of Debt and the payment of Transaction Expenses; provided, however, that, in connection with the foregoing, the Acquired Companies shall be treated as having made an election under IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to treat 70% of any success-based fees that were paid by or on behalf of any of the Acquired Companies as an amount that did not facilitate the Transaction and therefore treat 70% of such costs as deductible in the taxable year that includes the Closing Date for U.S. federal income tax purposes.

“Transfer Taxes” means all transfer or similar Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, real property transfer, use, excise, stock transfer, stamp, documentary, filing, recording, registration, permit, license, authorization, business and occupation, value added and goods and services Taxes, or any similar Taxes with respect to any of the foregoing, including any filing fees and similar charges, together with any interest, penalties or additions thereto.

“Transferred Real Property” means the real property located at 4520 and 4804 N. State Road 37, Orleans, Indiana and 1468 W. Hospital Road, Paoli, Indiana.

“Transferred Tangible Assets” has the meaning set forth in Section 2.4(a)(vi)(C).

“Transition Services Agreement” means a Transition Services Agreement in substantially the form attached hereto as Exhibit B.

“US Acquired Companies” has the meaning set forth in the recitals of this Agreement.

“US Acquired Interests” has the meaning set forth in the recitals of this Agreement.

“US Allocation” has the meaning set forth in Section 5.6(f).

“US Seller” has the meaning set forth in the preamble to this Agreement.

“US Seller’s Allocation Notice” has the meaning set forth in Section 5.6(f).

“U.S. Tax Consideration” has the meaning set forth in Section 5.6(f).

Section 1.2    Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” shall not be exclusive and is deemed to have the meaning “and/or”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. Each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Any references to “$” or “U.S. dollars” are references to the lawful currency of the U.S. Each reference to any Acquired Company or Seller “delivering,” “providing” or “making available” (and derivatives thereof) documents or information to Buyers shall be satisfied by posting such document or information to the Data Room.

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED INTERESTS

Section 2.1    Purchase and Sale of the Acquired Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing (a) US Seller shall assign, transfer and deliver to US Buyer, and US Buyer shall acquire from US Seller, all of the US Acquired Interests and (b) International Seller shall assign, transfer and deliver to International Buyer, and International Buyer shall acquire from International Seller, all of the International Acquired Interests, in each case, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws), with the consideration for such Acquired Interests to be payable by Buyers as set forth in Section 2.4(b), subject to the adjustments set forth in this Agreement.

Section 2.2    Closing. Unless otherwise agreed by the Parties, the closing of the Transaction (the “Closing”) shall take place by electronic exchange of documents at 10:00 a.m., Dallas, Texas time, on the third Business Day after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver or such conditions); provided, however, that if the date that the last of the conditions set forth in ARTICLE VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) to be satisfied or waived is satisfied or waived within five Business Days of the last day of a calendar month, then the Closing shall occur on such last day of such calendar month. The date on which the Closing occurs is referred to as the “Closing Date”.

Section 2.3    Estimated Purchase Price and Closing Payments.

(a)    Calculation of Estimated Purchase Price. No later than three Business Days prior to the Closing Date, Sellers shall deliver to Buyers a written schedule (the “Closing Statement”) setting forth:

(i)    its good faith estimate of the Estimated Purchase Price (including an updated determination of the U.S. Tax Consideration and the Non-U.S. Tax Consideration as contemplated in Section 5.6(f)) and the components thereof, together with reasonable supporting detail, each calculated based on the Acquired Companies’ books and records and other information then available;

(ii)    a schedule (the “Debt Payment Schedule”) setting forth the portion of Closing Debt owed to each Person listed on such Debt Payment Schedule to be paid as of the Closing, together with wire transfer instructions for each such Person; and

(iii)    a schedule (the “Transaction Expenses Schedule”) setting forth the amount necessary to fully discharge the Transaction Expenses that are unpaid as of the Closing, together with wire transfer instructions for each such Person.

(b)    Closing Statement. Buyers shall be entitled to review the Closing Statement prior to the Closing and to submit comments thereon to Sellers, and Sellers shall consider in good faith any such comments and may (but are not required to) revise the Closing Statement prior to the Closing to reflect such comments. To the extent Sellers do not accept Buyers’ comments, the Closing Statement shall be in the form initially presented to Buyers pursuant to Section 2.3(a). Buyers’ failure to deliver any comments shall not be deemed to constitute any waiver or release of any of Buyers’ rights under this Agreement. The Parties acknowledge and agree that the Closing Statement is prepared and provided by Sellers, and that Buyers may conclusively rely upon the information set forth in the Closing Statement when making any payments pursuant to this Agreement.

Section 2.4    Closing Deliveries.

(a)    At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyers the following:

(i)    all certificates representing the Acquired Interests (or assignment with respect to uncertificated Acquired Interests), duly endorsed in blank, free and clear of all Liens (other than transfer restrictions arising under applicable securities Laws);

(ii)    resignations in form and substance reasonably satisfactory to Buyers of the directors, manager or officers (or any comparable position) of each Acquired

Company effective as of the Closing (other than those Persons identified by Buyers prior to the Closing with respect to whom such resignation is not required);

(iii)    properly completed and executed Internal Revenue Service (“IRS”) Form W-9 from each Seller;

(iv)    special warranty or limited warranty deeds (or applicable state equivalents) conveying title to the applicable US Acquired Companies (as designated by Buyers in writing) of the Transferred Real Property, in forms reasonably acceptable to Buyers (collectively, the “Deeds”), duly executed by US Seller;

(v)    payoff letters in form and substance reasonably satisfactory to Buyers for each instrument of Closing Debt that relates to Debt owed to a third party (including any Seller or its Affiliates) from the obligees thereunder (A) setting forth the amounts necessary to pay off all Closing Debt under such instrument as of the Closing Date along with the per diem interest amount with respect thereto and (B) containing customary arrangements for such obligees of such Closing Debt to deliver all related Lien releases to Buyers as soon as practicable after the Closing;

(vi)    evidence in form and substance reasonably satisfactory to Buyers that (A) the Contracts set forth on Section 2.4(a)(vi)(A) of the Disclosure Schedule have been assigned by Seller Parent to one or more of the Acquired Companies (as designated by Buyers in writing), (B) the assets set forth on Section 2.4(a)(vi)(B) of the Disclosure Schedule have been assigned by Seller Parent or Sellers to one or more of the Acquired Companies (as designated by Buyers in writing), (C) the assets set forth on Section 2.4(a)(vi)(C) of the Disclosure Schedule (the “Transferred Tangible Assets”) have been assigned by an Acquired Company to a Seller, (D) the Liabilities set forth on Section 2.4(a)(vi)(D) of the Disclosure Schedule (the “Legacy Layne Claims”) have been assigned by an Acquired Company to a Seller or Seller Parent, and (E) the Lien set forth on Section 2.4(a)(vi)(E) of the Disclosure Schedule has been released;

(vii)    the Escrow Agreement, duly executed by US Seller and the Escrow Agent;

(viii)    complete and correct copies of the minute books, capital stock registries and corporate records and seals, if any, of each Acquired Company; and

(ix)    the Transition Services Agreement, duly executed by Sellers.

(b)    At the Closing, Buyers shall deliver or cause to be delivered the following:

(i)    to each Person listed on the Debt Payment Schedule, an amount in cash equal to the amount set forth opposite such Person’s name on the Debt Payment Schedule, on behalf of the Acquired Companies, which amount shall be paid in accordance with the instructions set forth on the Debt Payment Schedule;

(ii)    to each Person listed on the Transaction Expenses Schedule (or to the applicable Acquired Companies to be distributed to the applicable Persons through such Acquired Companies’ payroll system in the case of Transaction Payments, if any), an amount in cash equal to the amount set forth opposite such Person’s name on the Transaction Expenses Schedule, on behalf of the Acquired Companies and Sellers, which amount shall be paid in accordance with the instructions set forth on the Transaction Expenses Schedule;

(iii)    the Escrow Agreement, duly executed by US Buyer and the Escrow Agent;

(iv)    Sellers, an amount in cash equal to the Estimated Purchase Price, less the DSC Escrow Amount, which amount shall be paid to Sellers by wire transfer of immediately available funds to the accounts and in the ratios set forth on the Closing Statement;

(v)    the Escrow Agent, an amount in cash equal to the DSC Escrow Amount, by wire transfer of immediately available funds to the DSC Escrow Account; and

(vi)    the Transition Services Agreement, duly executed by Buyers.

Notwithstanding anything to the contrary herein, any payment by Buyers of any amount listed on the Debt Payment Schedule or the portion of any Transaction Expenses in each case that is allocated to an International Acquired Company shall be deemed for Canadian Tax purposes to be paid by the International Buyer on behalf of such International Acquired Company as a loan from the International Buyer to such International Acquired Company.

Section 2.5    Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the Parties on the Closing Date shall be deemed to have been taken and executed simultaneously, and no proceeding shall be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.

Section 2.6    Post-Closing Purchase Price Adjustment.

(a)    As soon as practicable, but in no event later than 90 days after the Closing Date, Buyers shall prepare and deliver to Sellers a statement (the “Post-Closing Statement”) setting forth Buyers’ proposed calculation of the Purchase Price (including an updated determination of the U.S. Tax Consideration and the Non-U.S. Tax Consideration as contemplated in Section 5.6(f)) and the components thereof as of the Closing Time, including a proposed calculation of (i) the Purchase Price Adjustment, (ii) Closing Net Working Capital and the NWC Adjustment, (iii) the amount of Closing Cash, (iv) the amount of Closing Debt, and (v) the Transaction Expenses, and, in each case, the components thereof, together with reasonable supporting detail.

(b)    If Sellers disagree with the calculation of the Purchase Price or any component thereof as set forth in the Post-Closing Statement, Sellers may, within 45 days after receipt of the Post-Closing Statement, deliver a written notice to Buyers (a “Dispute Notice”) specifying in reasonable detail each item or amount that Sellers dispute (the “Disputed Items”), the amount in dispute for each Disputed Item and the reasons supporting Sellers’ positions. Sellers shall be deemed to have agreed with all other items and amounts contained in the Post-Closing Statement, as applicable, that are not Disputed Items. If Sellers fail to deliver a Dispute Notice within the applicable 45 day period, Buyers’ calculation of the Purchase Price as set forth in the Post-Closing Statement shall be final and binding upon the Parties.

(c)    If Sellers timely deliver a Dispute Notice, Buyers and Sellers shall negotiate in good faith to resolve the Disputed Items within 30 days following delivery of the Dispute Notice, and, to the extent any Disputed Items set forth in the Dispute Notice are so resolved within such period, the Post-Closing Statement, as revised to incorporate such changes as agreed in writing by Buyers and Sellers, shall be final and binding upon the Parties with respect to such items so resolved. If the Parties are unable to agree on a final resolution of any of the Disputed Items within such 30 days following delivery of the Dispute Notice, then Buyers or Sellers may, either independently or jointly, submit the then still outstanding Disputed Items for arbitration to Ernst & Young Global Limited, or if Ernst & Young Global Limited is unwilling or ineligible to serve, Buyers and Sellers shall, within ten days of Ernst & Young Global Limited’s notice of its unwillingness to serve or the determination that Ernst & Young Global Limited is ineligible to serve, select another mutually acceptable independent accountant (the “Accounting Arbitrator”). If within such ten day period Buyers and Sellers are unable to agree to a mutually acceptable independent accountant or such accountant has declined to serve as the Accounting Arbitrator, either Buyers or Sellers may request that the American Arbitration Association appoint an arbitrator with accounting expertise to serve as the Accounting Arbitrator. The Accounting Arbitrator shall be required to render a determination resolving the applicable Disputed Items within 30 days after referral of the matter to the Accounting Arbitrator, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The procedures to be used by the Accounting Arbitrator in making a determination regarding each outstanding Disputed Item shall be as follows: (i) within ten days after referral of the matter to and acceptance of the responsibility to resolve each outstanding Disputed Item by the Accounting Arbitrator, Buyers and Sellers may each make a single comprehensive submission to the Accounting Arbitrator regarding the outstanding Disputed Items, which submission may include a copy of this Agreement and the Dispute Notice; (ii) Buyers and Sellers may each make a submission responding to the submission of the other described in clause (i) within ten days after receipt of such other’s submission; (iii) the Accounting Arbitrator shall review the submissions made by Buyers and Sellers and may ask specific written questions of or request specific historical documents from Buyers or Sellers to clarify its understanding of the submissions; and (iv) copies of any submission, response or document submitted to or by the Accounting Arbitrator by or to Buyers or Sellers as contemplated in this Section 2.6(c) shall be provided by the Accounting Arbitrator to the other party simultaneously or as soon as received, as the case may be. In resolving each outstanding Disputed Item, the Accounting Arbitrator shall: (A) act as an expert and not an arbitrator; (B) be bound by the principles set forth in this Section 2.6(c); (C) limit its review to the outstanding Disputed Items specifically set forth in the documents submitted to the Accounting Arbitrator pursuant to this Agreement; (D) further limit its review to whether the Post-Closing Statement and the calculation of the Purchase Price set forth therein contained mathematical errors and was calculated in accordance with this Agreement; and (E) not assign a value to any outstanding Disputed Item greater than the greatest value for such Disputed Item claimed by Buyers in the Post-Closing Statement or Sellers in the Dispute Notice or less than the smallest value for such Disputed Item claimed by Buyers in the Post-Closing Statement or Sellers in the Dispute Notice.

(d)    The responsibility for the fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Buyers or Sellers based upon the percentage that the portion of the total contested amount not awarded to Buyers and Sellers bear to the total contested amount, as determined by the Accounting Arbitrator. The Parties shall pay their own fees and expenses incurred in connection with its written submission to the Accounting Arbitrator.

(e)    The determination of the Accounting Arbitrator as to any of the Disputed Items submitted to it in accordance with the provisions of this Agreement shall be conclusive and binding upon the Parties (absent manifest error or fraud). Buyers shall revise the Post-Closing Statement and the Purchase Price set forth therein as appropriate to reflect the resolution of any of the Disputed Items pursuant to the provisions of this Section 2.6(e).

(f)    Within five Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.6:

(i)    if the Purchase Price Adjustment is a positive amount, then Buyers shall pay or cause to be paid to Sellers an amount equal to the Purchase Price Adjustment by wire transfer of immediately available funds to the accounts and in the amounts designated by Sellers; and

(ii)    if the Purchase Price Adjustment is a negative amount, Sellers shall pay or cause to be paid to Buyers an amount equal to the absolute value of the Purchase Price Adjustment by wire transfer of immediately available funds to the accounts and in the amounts designated by Buyers.

(g)    Any amounts to be paid pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price for all purposes, except as otherwise required by applicable Law.

Section 2.7          Withholding. Buyers shall be entitled to withhold from amounts payable pursuant to this Agreement such amounts as Buyers are required to deduct and withhold under applicable Law; provided that, other than with respect to withholding of employment and payroll taxes or withholding arising from a failure to provide the deliverable in Section 2.4(a)(iii), Buyers shall notify Sellers at least five Business Days prior to Closing of its determination and the Parties shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such withholding, including by providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. To the extent amounts are withheld by Buyers consistent with the terms of this Section 2.7 and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING SELLERS AND THE ACQUIRED COMPANIES

As of the date hereof and as of Closing, Sellers and Seller Parent jointly and severally represent and warrant to Buyers as follows, except as set forth in the Disclosure Schedule (interpreted in accordance with Section 9.5):

Section 3.1    Organization.

(a)    Each of Sellers, Seller Parent and the Acquired Companies is duly organized, validly existing and in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) under the Laws of its respective jurisdiction of formation. Each Acquired Company is duly qualified or licensed to do business and is in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed or in good standing would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies or the Business, taken as a whole.

(b)    Sellers have made available to Buyers complete and correct copies of the Governing Documents of each Acquired Company, each as amended to the date of this Agreement, and each as so made available is in full force and effect.

Section 3.2    Authorization. Each of Sellers and Seller Parent has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by each of Sellers and Seller Parent of this Agreement and the other Transaction Documents to which it is or will become a party and the consummation of the Transaction have been duly authorized by all necessary action on the part of Sellers and Seller Parent. This Agreement and each of the Transaction Documents to which a Seller or Seller Parent is or will become a party have been duly executed and delivered by such Seller or Seller Parent, as applicable, and, assuming this Agreement constitutes a legal, valid and binding obligation of Buyers, constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers and Seller Parent in accordance with its terms, subject to the Remedies Exception.

Section 3.3    Noncontravention. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any Transaction Document to which a Seller is or will become a party by such Seller, nor the consummation by each Seller of the Transaction, will (a) conflict with or result in a violation of any provision of the Governing Documents of such Seller or any Acquired Company, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration or require the consent, notice or other action by any Person under any Material Contract or require a material payment under any Contract, or (c) violate any Law to which a Seller or any Acquired Company is subject, except for any such violation arising as a result of the identity, status or nationality of Buyers, and except, in the case of clause (b) or (c), for such matters which would not reasonably be expected to, individually or in the aggregate, be material to the Acquired Companies or the Business, taken as a whole.

Section 3.4    Ownership of the Acquired Companies.

(a)    US Seller is the record and beneficial owner of the US Acquired Interests, which represent all of the issued and outstanding Equity Securities of the US Acquired Companies. International Seller is the record and beneficial owner of the International Acquired Interests, which represent all of the issued and outstanding Equity Securities of the International Acquired Company. The Acquired Interests have been duly authorized and validly issued and are fully paid and non-assessable. At the Closing, Sellers shall transfer to Buyers, and Buyers will acquire, good and valid title to the Acquired Interests, free and clear of all Liens, except (i) as may be created by Buyers, (ii) as may be set forth in the Governing Documents of the Acquired Companies, and (iii) for any restrictions on sales of securities under applicable securities Laws.

(b)    Section 3.4(b) of the Disclosure Schedule sets forth for each Acquired Company (i) its name and jurisdiction of organization, (ii) its form of organization and (iii) the owner(s) of all Equity Securities of such Acquired Company. Except as set forth on Section 3.4(b) of the Disclosure Schedule, all of the outstanding Equity Securities of each Acquired Company are owned by Sellers or another Acquired Company, free and clear of all Liens, except (A) as may be set forth in the Governing Documents of such Acquired Company, (B) for any restrictions on sales of securities under applicable securities Laws, and (C) for Permitted Liens.

(c)    Except as disclosed on Section 3.4(c) of the Disclosure Schedule, (i) no Acquired Company owns any Equity Securities of any Person other than an Acquired Company, (ii) no Person has any rights pursuant to any stockholder agreements, voting trusts, proxies or other Contract with respect to the purchase, sale or voting of the Equity Securities of any Acquired Company, (iii) there is no existing right or Contract to which a Seller or any Acquired Company is a party requiring, and there are no Equity Securities of an Acquired Company outstanding which upon conversion or exchange would require, the issuance of any Equity Securities in any Acquired Company or other Equity Securities convertible into Equity Securities of the Acquired Companies, and there are no outstanding or authorized profit interests, equity appreciation, phantom unit, profit participation or similar rights in any Acquired Company, (iv) there are no outstanding contractual obligations of any Acquired Company to repurchase, redeem or otherwise acquire any Equity Securities in an Acquired Company, and (v) no Equity Securities of any Acquired Company are subject to, nor have any been issued in violation of, preemptive or similar rights.

Section 3.5    Consents and Authorizations. Except for any Consent required pursuant to the HSR Act or as set forth in Section 3.3 of the Disclosure Schedule, no Consent is required to be obtained by any Seller or any Acquired Company in connection with the execution and delivery of this Agreement and the other Transaction Documents to which a Seller is or will become a party or the consummation of the Transaction by Sellers or any Acquired Company, other than any such requirement that is applicable to the extent resulting from the identity, status or nationality of Buyers or as a result of any other facts that specifically relate to the business or activities in which Buyers is or proposes to be engaged, other than the Business.

Section 3.6    Financial Statements.

(a)    Set forth in Section 3.6(a) of the Disclosure Schedule are the true, correct and complete copies of the unaudited monthly pro forma combined balance sheets of the Acquired Companies for each of the months end between January 1, 2019 through the Balance Sheet Date and the combined statements of income for each of the periods then ended (collectively, the “Financial Statements”). The Financial Statements (i) represent actual, bona fide, arm’s-length transactions, (ii) have been prepared from the books and records of the Acquired Companies in accordance with GAAP applied on a consistent basis, in all material respects, (iii) have been derived from the audited consolidated balance sheets and income statements of Seller Parent and the unaudited consolidated balance sheet of Seller Parent as of October 31, 2021 and the unaudited combined statements of income for the ten-month period then ended, which have been, in each case, prepared from the books and records of Seller Parent and its Subsidiaries in the ordinary course of business consistent with past practices and in accordance with GAAP applied on a consistent basis, in all material respects, and (iv) present fairly, in all material respects, the consolidated financial position and results of operations of the Acquired Companies as of the dates and for the periods indicated in such Financial Statements, except (A) for normal and recurring year-end adjustments and (B) that the Financial Statements do not contain footnote disclosures, neither of which, in the case of (A) or (B), would be material to the Acquired Companies, individually or in the aggregate.

(b)    The books of account and other financial records of the Acquired Companies have been kept accurately in the ordinary course of business consistent with past practices, in compliance with all applicable Laws in all material respects and are in all material respects true, correct and complete and do not contain or reflect any material inaccuracies or discrepancies. Seller Parent maintain a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting of Seller Parent on a consolidated basis (including the Acquired Companies) including that transactions are executed in accordance with management’s general or specific authorization and are recorded as necessary to permit preparation of the financial statements of Seller Parent. Except as set forth in Section 3.6(b) of the Disclosure Schedule, since January 1, 2019, with respect to the Acquired Companies and the Business, none of Sellers, Seller Parent and the Acquired Companies has received any written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Seller Parent on a consolidated basis, (ii) “material weakness” in the internal controls over financial reporting of Seller Parent or (iii) fraud, whether or not material, that involves management or other employees of Seller Parent who have a significant role in the internal controls over financial reporting of the Acquired Companies and the Business.

(c)    All inventory of the Acquired Companies reflected on the Financial Statements consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established in the Financial Statements.

Section 3.7    Absence of Certain Changes; Liabilities.

(a)    Except as contemplated by this Agreement or as set forth in Section 3.7 of the Disclosure Schedule, the Acquired Companies, (i) since December 31, 2020 through the Closing Date, (A) have conducted the Business only in the ordinary course in all material respects and consistent with past practices, and (B) have not been subject to any event that has had, individually or in the aggregate, a Material Adverse Effect, and (ii) from the Balance Sheet Date through the Closing Date, has not taken any action or omitted to take any action that, had such action or omission occurred during the Interim Period, would have required the consent of Buyers pursuant to Section 5.1(a) (unless such consent was obtained).

(b)    As of the date of this Agreement, except for Liabilities (i) reflected and adequately reserved against in the Financial Statements, (ii) incurred in the ordinary and course of business since the Balance Sheet Date (none of which is a Liability resulting from breach of Contract or violation of Law), (iii) included as Transaction Expenses, or (iv) incurred in connection with or as a result of the Transaction or the public announcement thereof, no Acquired Company has any material Liabilities that would be required to be reflected on or reserved against in a consolidated balance sheet (or the notes thereto) prepared in accordance with GAAP, applied on a consistent basis in preparation of the Financial Statements (to the extent applied in accordance with GAAP).

Section 3.8    Tax Matters. Except as set forth in Section 3.8 of the Disclosure Schedule:

(a)    each Acquired Company has duly and timely filed, or caused to be timely filed, with the appropriate Tax Authorities all income and other material Tax Returns that it was required to file (taking into account requests for extensions to file such Tax Returns), each such Tax Return is true, correct and complete in all material respects, and the applicable Acquired Company has paid or caused to be paid all income and other material Taxes that have become due and payable, including all Taxes shown to be due on such Tax Returns;

(b)    there are no Liens for Taxes on the Acquired Interests or on any of the assets of the Acquired Companies, other than Permitted Liens;

(c)    other than as the result of routine automatic extensions of the due date of a Tax Return, there are no agreements entered into by any Acquired Company or Sellers in connection with the Business or an Acquired Company that pertain to the waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not expired;

(d)    no Acquired Company is currently the subject of a Tax Audit, nor is any such Tax Audit pending, or to Sellers’ Knowledge, threatened, and no notice of deficiency, proposed deficiency or assessment with respect to Taxes has been asserted in writing against any Acquired Company that remains outstanding;

(e)    each of the Acquired Companies has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party and has complied in all material respects with all related reporting and record keeping requirements;

(f)    no Acquired Company is party to or bound by any agreement or arrangement the primary purpose of which is to provide for the allocation, indemnification, or sharing of Taxes; without limiting the generality of the foregoing, no Acquired Company has entered into an agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 125(3), 127(13) to (17) or 127(20) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;

(g)    no Acquired Company (i) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting made prior to the Closing Date for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) or offer in compromise, executed on or prior to the Closing Date, (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, or (F) election under Section 108(i) of the Code, or (ii) has any liability for Taxes under Section 965(h) of the Code;

(h)    no Acquired Company has participated within the last three years in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b) or any predecessor regulations or similar provision of state local or foreign Law;

(i)    within the past six years, no Acquired Company has incurred a dual consolidated loss within the meaning of Section 1503 of the Code (or any comparable provisions of state, local or non-U.S. Law) and no Acquired Company has any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code;

(j)    within the last five years, no Acquired Company has distributed stock of another Person or had its stock distributed by another Person, in each case in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code;

(k)    for U.S. federal income Tax purposes, (i) each of Granite Inliner, Liner Products, LLC and Inliner Technologies, LLC is classified as an entity disregarded as separate from US Seller, and (ii) each of Granite Transport, the International Acquired Company and Liqui-Force is classified as a corporation;

(l)    no Acquired Company is a party to any joint venture, partnership or other contract that is treated as a partnership for U.S. federal income Tax purposes;

(m)    no Acquired Company has been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes, other than a group of which Seller Parent is the common parent, or has any liability for Taxes of any Person (other than an Acquired Company or a member of a consolidated, combined, affiliated or unitary group of which Seller Parent is the common parent) under U.S. Treasury Regulations Section 1.1502-6 (or similar or comparable provision of applicable state, local or

non-U.S. Law), as a transferee or successor, by contract (other than a contract the principal subject matter of which is not Taxes;

(n)    no claim has been made by a Tax Authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to Tax or a requirement to file Tax Returns or a duty to withhold and collect Taxes in that jurisdiction;

(o)    none of the Acquired Interests is “taxable Canadian property” within the meaning of the ITA. None of the Acquired Interests derives, and none of them has at any time derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the ITA), (iii) timber resource properties (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists;

(p)    no Acquired Company has claimed or received an amount, and no amount has been reflected in the Financial Statements or calculation of Purchase Price, for a tax credit, refund, rebate, overpayment or similar adjustment of Taxes, including any governmental assistance or subsidy, to which it is not entitled, and each such entity has retained all documentation prescribed by applicable Law and in accordance with applicable Laws to support any claims for such amounts;

(q)    there are no transactions or events that have resulted, and no circumstances existing which could result, in the application to any Acquired Company of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable Law of any province or territory of Canada;

(r)    no Acquired Company has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with any Acquired Company, as the case may be, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in such Acquired Company’s income for Canadian income Tax purposes, as the case may be, for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada; and

(s)    no Acquired Company has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in the Acquired Company, becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any amendments to the ITA made pursuant to the measures described in Annex 6 of the 2021 Canadian federal budget tabled on April 19, 2021, under the heading “Avoidance of Tax Debts,” or any analogous provision of any comparable Law of any province or territory of Canada.

Section 3.9    Real Property.

(a)    The real property listed on Section 3.9(a) of the Disclosure Schedule is all of the real property owned in fee by any Acquired Company (the “Owned Real Property”). The applicable Acquired Company has good, valid and marketable indefeasible fee simple title to all of the Owned Real Property, in each case free and clear of all Liens (other than Permitted Liens). There are no leases, subleases, licenses, concessions, or other arrangements entered into by or otherwise granting to any part or parties the right to use or occupy

Owned Real Property (or any portion thereof). Except with respect to any Acquired Company Leases, no Acquired Company is obligated or bound by any options, obligations or rights of first refusal, rights of first title, rights of reverter, purchase options, or other similar contractual rights to sell, lease or acquire any real property.

(b)    Section 3.9(b) of the Disclosure Schedule sets forth all leases of real property under which any Acquired Company is a lessee or sub-lessee as of the date of this Agreement (the “Acquired Company Leases”) and all easements, rights-of-way, surface use agreements, surface leases and other agreements to use the surface in which any Acquired Company has any rights, title or interest (the “Easements”). Except as set forth in Section 3.9(b) of the Disclosure Schedule, (i) all rents, deposits and additional amounts due pursuant to any Acquired Company Leases or Easements have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Acquired Company Leases or Easements that has not been redeposited in full, (ii) no Acquired Company has made any assignment, mortgage, pledge, or hypothecation of such Acquired Company Leases or Easements or the rents or use fees due thereunder, (iii) no Acquired Company is in breach or default in any material respect under any Acquired Company Lease or Easement, (iv) each Acquired Company Lease and Easement is a legal, valid, binding, enforceable obligation on the applicable Acquired Company and, to Sellers’ Knowledge, on the other party thereto, subject to proper authorization and execution of such Acquired Company Lease or Easement by the other party thereto and to the Remedies Exception, and is in full force and effect as of the date of this Agreement, and (v) there is not, to Sellers’ Knowledge, any event which, with notice or lapse of time or both, would become a default in any material respect by an Acquired Company or the counterparties thereto under any Acquired Company Lease or Easement. The Company Real Property is in good condition and repair in all material respects (subject to normal wear and tear). No Acquired Company has subleased, licensed, or otherwise granted any Person the right to use or occupy any portion of the Acquired Company Leases or Easements.

(c)    The Acquired Companies own or have the right to use (subject to Permitted Liens) such easements or rights-of-way from each Person as are necessary to operate the Business in the same manner operated as of the date of this Agreement. All of the Acquired Companies’ tangible personal property and fixtures, including pipelines, are located within the boundaries of the Company Real Property.

(d)    No Acquired Company has received any notice of existing, pending or threatened (i) condemnation, expropriation or other similar proceedings affecting the Company Real Property or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to operate the Company Real Property as currently operated.

Section 3.10    Intellectual Property.

(a)    Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all registered Owned Intellectual Property, in each case listing, as applicable, (i) the name of the registered owner and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, and (iv) the filing date or issuance/registration/grant date. As of the date of this Agreement, all necessary registration, maintenance and renewal fees with respect to the registered Owned Intellectual Property have been paid, and all necessary affidavits, responses, recordations, certificates and other documents have been filed for the purposes of maintaining such registered Owned Intellectual Property. Each item of registered Owned Intellectual Property has been prosecuted by or on behalf of the Acquired Companies in compliance with all applicable rules, policies and procedures of the applicable Governmental Authority in all material respects. To Sellers’ Knowledge, there are no facts, circumstances or information that would reasonably be expected to render any of the registered trademarks or issued patents included in the Owned Intellectual Property invalid or unenforceable, or that would adversely affect any such Owned Intellectual Property. None of Sellers nor the Acquired Companies has knowingly misrepresented or knowingly failed to disclose any fact or circumstance in any application for any registered Owned Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise impair the validity or enforceability of any such registered Owned Intellectual Property. None of the registered Owned Intellectual Property is involved in any interference, reexamination, cancellation or opposition proceeding, or any other currently pending or, to Sellers’ Knowledge, threatened Action challenging the Acquired Companies’ ownership, use, validity, scope or enforceability of the registered Owned Intellectual Property (other than Actions related to the ordinary course prosecution of such Intellectual Property). The registered Owned Intellectual Property is subsisting and has not been abandoned. No registered trademarks or issued patents included in the Owned Intellectual Property has been permitted to pass into the public domain, other than such Owned Intellectual Property that has expired due to such Owned Intellectual Property reaching its maximum statutory term of protection.

(b)    Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) an Acquired Company is the sole and exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and has the right to use such Owned Intellectual Property in the operation of the Business as currently conducted, and (ii) the registered trademarks and issued patents included in the Owned Intellectual Property have not been adjudged invalid or unenforceable.

(c)    No Acquired Company has licensed any Owned Intellectual Property to any Person except pursuant to an Outbound License, other than the licenses excluded from Section 3.12(a)(xii)(B). All Licensed Intellectual Property is duly and validly (in each case solely with respect to the relevant Acquired Company) licensed to an Acquired Company pursuant to an Inbound License, other than the licenses excluded from Section 3.12(a)(xii)(A), for use in the manner in which it is currently used by such Acquired Company.

(d)    The operation of the Business as currently conducted and as previously conducted in the last three years, and the use of the Acquired Company Intellectual Property by the Acquired Companies in connection with the operation of the Business as currently conducted and as previously conducted in the last three years, does not in any material respect infringe, violate or misappropriate, and has not in the last three years in any material respect infringed, violated or misappropriated, the Intellectual Property rights of any third party, and, as of the date of this Agreement, there is no Action pending or, to Sellers’ Knowledge, threatened in writing, against any Acquired Company or any Seller concerning the foregoing or challenging the ownership, validity, registerability or enforceability of any Owned Intellectual Property (other than ordinary course office actions and similar correspondence with the United States Patent and Trademark Office or an equivalent Governmental Authority with respect to registered Owned Intellectual Property).

(e)    To the Knowledge of Sellers, no Person is infringing, misappropriating, using without authorization, or otherwise violating any Owned Intellectual Property. During the 36 months prior to the date of this Agreement, neither any Seller nor any Acquired Company has made any written claims with respect to infringement of any Owned Intellectual Property against any Person, nor has any Seller or Acquired Company issued any written communication inviting any Person to take a license, authorization or covenant not to sue with respect to any Owned Intellectual Property.

(f)    Each Person (including any current or former employee or current or former contractor) who has been engaged to develop or invent or has developed or invented any Owned Intellectual Property has executed and delivered to an Acquired Company a valid and enforceable (in each case solely with respect to the relevant Acquired Company) written agreement that irrevocably transfers and assigns to such Acquired Company the Person’s right, title and interest in and to such Owned Intellectual Property and that provides reasonable protection for the Trade Secrets of the Acquired Companies and that waives all such Person’s moral and other non-assignable rights in the forgoing. To the Knowledge of Sellers, no such Person is in default or breach of any such agreement or has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. No funding, facilities or resources of any Governmental Authority, university, academic institution or research center was used by the Acquired Companies or any of the Sellers in the development of any Owned Intellectual Property. No Acquired Company is subject to any agreement with any standards body or other similar entity, has participated in any standards-setting activities or joined any standards setting or similar organization (“SSOs”) that would obligate such Acquired Company to grant licenses or rights to or otherwise restrict the ability of such Acquired Company to enforce, license or exclude others from using, any Patents that are included in the Owned Intellectual Property, declared to be essential to such SSOs.

(g)    The Acquired Companies have taken commercially reasonable steps designed to safeguard and maintain the secrecy and confidentiality of their material Trade Secrets and comply in all material respects with any contractual obligations regarding any material Trade Secrets provided to any such Acquired Company by third persons. To the Knowledge of Sellers, there has been no misappropriation or unauthorized disclosure of any material Trade Secrets owned by the Acquired Companies.

(h)    To the Knowledge of Sellers, the software used by the Acquired Companies in the operation of the Business is substantially free of any material defects, bugs and errors and does not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause material unauthorized access to, or material disruption, impairment, disablement or destruction of, software, data or other materials (“Contaminants”). The material computer, information technology and data processing systems used by the Acquired Companies (collectively, the “Systems”) are in good working condition (reasonable wear and tear excepted) to effectively perform in all material respects the computing, information technology and data processing operations necessary for the operation of the Business as currently conducted. The Acquired Companies take reasonable steps designed to ensure that the Systems are substantially free from Contaminants. To the Knowledge of Sellers, there has been no material breach of any Systems or any other breach of any Systems that have resulted or would have reasonably resulted in the misappropriation or unauthorized disclosure of any material Trade Secrets included in the Owned Intellectual Property. The Acquired Companies make reasonable back-up copies of data and information critical to the conduct of the Business and conduct periodic tests designed to ensure the effectiveness of such back-up systems. The Acquired Companies have in place commercially reasonable disaster recovery and business continuity plans and procedures.

Section 3.11    Environmental Matters. Except as set forth on Section 3.11 of the Disclosure Schedule:

(a)    each Acquired Company has conducted its business and used and operated its properties and assets, and is conducting its business and using and operating its properties and assets, and the condition of all assets and properties (including off-site treatment, recycling, storage or disposal of any Hazardous Materials from such assets or properties) owned, leased, operated, or used by any Acquired Company are and have been in compliance, in all material respects, with all Environmental Laws including requirements of Permits required under any Environmental Law;

(b)    neither Sellers nor any Acquired Company has, for the five years preceding the Closing Date or prior to such time period if the underlying subject matter is not fully resolved with no further Liability, received nor, to Sellers’ Knowledge, is any Acquired Company the subject of, any threatened or actual, claim, demand, Order, action, suit, proceeding, complaint, investigation, inquiry, notice or request for information, with respect to (i) the presence or Release or threatened Release of Hazardous Materials into the Environment at, beneath, from or on any property owned, operated, used or leased by any Acquired Company at any time, (ii) the treatment, recycling, storage, management or Release of any Hazardous Material by any Acquired Company or for which any Acquired Company is responsible at any off-site location or property, (iii) the compliance of any Acquired Company’s business or operations, or ownership, operation, lease or use of an Acquired Company’s properties or assets, with Environmental Laws or remediation required under Environmental Law, or (iv) any other Liability relating to any Environmental Condition or any Environmental Law;

(c)    there has been no Release of Hazardous Materials on, at, to or from any properties or assets owned, operated or leased by any Acquired Company at any time that has or could reasonably be expected to result in a material Liability to any Acquired Company under Environmental Law or any Contract;

(d)    all material Permits required to be obtained by an Acquired Company under any applicable Environmental Law have been duly obtained or filed and are in full force and effect;

(e)    there are no Actions pending or, to Sellers’ Knowledge, threatened in writing to revoke such Permits;

(f)    no event has occurred or circumstance exists that could (with or without notice or lapse of time) (i) constitute or result in a material violation of, or a failure on the part of any Acquired Company to comply in all material respects with, any such Permit, or (ii) result in the revocation, suspension, cancellation, termination, or modification of any such Permit of an Acquired Company;

(g)    no Acquired Company has assumed, undertaken, agreed to indemnify or otherwise become subject to any Liability of any other Person relating to or arising from any Environmental Law;

(h)    there are no Environmental Conditions that require reporting, investigation, assessment, cleanup, remediation or any other type of response or corrective action under any Environmental Law or that could be the basis for any Liability of any Acquired Company pursuant to any Environmental Law or any contractual obligation;

(i)    to Sellers’ Knowledge, the properties, assets and operations of each Acquired Company shall not require a material capital expenditure or material operating expense increase during the next three years to achieve or maintain compliance with any Environmental Law assuming the Acquired Companies operate as they have operated during the year preceding the Closing;

(j)    none of the Acquired Companies has sold, manufactured, distributed or marketed any product that contain asbestos or asbestos-containing materials; and

(k)    Sellers and each Acquired Company have delivered, or caused to be delivered, to Buyers copies of all material documents concerning any Environmental Conditions or Liability of any Acquired Company under Environmental Law, environmental site assessments, environmental compliance audits and asbestos surveys, and material correspondence with Governmental Authorities regarding Environmental Conditions or Liability of any Acquired Company under Environmental Laws or Permits issued under

Environmental Laws, that were issued, sent or received within the past five years (or prior to that date if such documents relate to any Liability of any Acquired Company that has not been fully resolved with no further obligations) and that are in any of the Sellers’ or Acquired Companies’ possession or control.

Section 3.12    Material Contracts.

(a)    Section 3.12(a) of the Disclosure Schedule sets forth each Contract (other than Seller Parent Employee Plans), as of the date of this Agreement (each such Contract that is (x) set forth or required to be set forth on Section 3.12(a) of the Disclosure Schedule, (y) an Acquired Company Lease or Easement, or (z) a Material Government Contract, a “Material Contract”), that:

(i)    contains covenants that limit or purport to limit the ability of an Acquired Company to compete in any business or with any Person or in any geographic area or during any period of time;

(ii)    provides for the formation, creation, operation, management or control of any partnership or joint venture or other similar arrangement by any Acquired Company;

(iii)    relates to Debt of an Acquired Company, together with all security agreements or other lien documents related to or binding on the assets of any Acquired Company or the Acquired Interests;

(iv)    contains a cap or a “most favored nation” provision, exclusivity or similar provision relating to the prices that can be charged by any Acquired Company for products or services;

(v)    provides for annual payments to or from any Acquired Company of $1,500,000 or more;

(vi)    is for the lease of personal property under which any Acquired Company is the lessee and is obligated to make payments of more than $350,000 per annum;

(vii)    relates to any hedging or swap arrangement;

(viii)    is between any Acquired Company, on the one hand, and Sellers or any Affiliate of Seller or any current or former manager, director, officer or current or former employee of any Acquired Company or any Seller or their respective Affiliates, on the other hand, other than Contracts with current and former employees of the Acquired Companies, Sellers or any of their respective Affiliates entered into in the ordinary course of business consistent with past practices and Contracts set forth in Sections 3.12(a)(x) and 3.12(a)(xiii) of the Disclosure Schedule;

(ix)    relates to the acquisition or disposition of, or granting to any Person a right of first refusal, first offer or right to purchase, any of the assets or services of any Acquired Company;

(x)    relates to the compensation, employment or service of any officer, employee or consultant of an Acquired Company or relates to any loan from any Acquired Company to an officer, director or Affiliate of an Acquired Company or Sellers;

(xi)    provides for any Tax sharing, joint venture, partnership or similar arrangement that will survive the Closing;

(xii)    pursuant to which (A) any Acquired Company has been granted a license, sublicense, covenant not to sue, release, immunity from suit, similar right or option or right of first refusal for any of the foregoing with respect to Intellectual Property, other than (x) non-exclusive licenses to “off the shelf” or commercially available software not customized in any material respect for any Acquired Company’s use, (y) employment agreements with employees entered into in the ordinary course of business, and (z) any Contract with a service provider, vendor or supplier entered in the ordinary course of business and that contains a non-exclusive license to Intellectual Property that is merely incidental to the Contract (the purpose of which is primarily for something other than such license) (“Inbound Licenses”), or (B) any Acquired Company has granted or agreed to grant to any Person any license, sublicense, covenant not to sue, release, immunity from suit, similar right or option or right of first refusal for any of the foregoing with respect to any Owned Intellectual Property, other than (if any) any Contract with a customer, service provider, vendor or supplier entered in the ordinary course of business that contains a non-exclusive license to certain Owned Intellectual Property (excluding Patents) that is merely incidental to the relevant Contract (the purpose of which is primarily for something other than such license) (“Outbound Licenses”);

(xiii)    provides for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay, severance, retention, change-of-control, transaction-related or other similar payments, or any other employee right or benefit of any Person providing services to an Acquired Company;

(xiv)    is or relates to collective bargaining agreement or other Contract with any labor organization, union, association, works council or other collective bargaining agent; and

(xv)    relates to any settlement of any Action or Governmental Consent for which Liabilities remain outstanding.

(b)    Sellers have made available to Buyers complete and correct copies of each written Material Contract, including all amendments thereto. All of the Material Contracts are valid and legally binding obligations of the relevant Acquired Company enforceable against such Acquired Company in accordance with their respective terms, except as limited by the Remedies Exception, and none of the Acquired Companies, or, to Sellers’ Knowledge, any other party to any Material Contract is in material breach or default thereunder, and to Sellers’ Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default thereof or permit termination or modification thereof or acceleration thereunder. There are no material disputes pending, or, to Sellers’ Knowledge, threatened under any Material Contract.

Section 3.13    Insurance. Section 3.13 of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of the policies of insurance, including all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary lability and other casualty and property insurance, maintained by or at the expense of or for the direct benefit of the Acquired Companies (excluding Employee Plans), and complete and correct copies (or detailed summaries in lieu thereof) of all such policies have been made available to Buyers. There is no claim by any Acquired Company pending as of the date of this Agreement under any such policies as to which coverage has been denied or disputed by the insurers of such policies. All premiums payable under all such policies with respect to all periods up to and including the Closing Date have been timely paid, such policies are in full force and effect, and neither Sellers nor any Acquired Company has received any written notice (a) regarding the termination or cancellation that any such policy of insurance is no longer in full force or effect or will not be renewed, (b) regarding any material amendment of, or material premium increase with respect to, any such insurance policy, or (b) denying or disputing any claim (or coverage with respect thereto).

Section 3.14    Litigation. Except as set forth on Section 3.14 of the Disclosure Schedule, there are no, and for the past three years there have been no (a) Actions pending or, to Sellers’ Knowledge, threatened in law or in equity or before any Governmental Authority against any Acquired Company, the Business or the assets, properties or employees of any Acquired Company, other than Actions that may arise during the Interim Period that would be a Pre-Closing Claim covered by the Seller Parent Insurance Policies, (b) Orders to which any Acquired Company is a party or by which any Acquired Company, the Business or the properties, assets or employees of any Acquired Company are bound by or with any Governmental Authority, and (c) bankruptcy Actions pending against, being contemplated by, or, to Sellers’ Knowledge, threatened against Sellers or any Acquired Company. To Sellers’ Knowledge, no event has occurred or circumstances exist that could reasonably be expected to give rise to, or serve as a basis for, any such Action.

Section 3.15    Labor Matters.

(a)    Section 3.15(a) of the Disclosure Schedule sets forth an anonymized list of all employees of an Acquired Company (collectively, the “Employees”) and includes the following information with respect to each such Employee, as applicable: employee ID number, employing entity, title, date of hire (and re-hire, as applicable), work location (including city and state or province), part-time or full-time status, visa or work permit status, annual base salary or hourly wage, incentive compensation, union affiliation, exempt or non-exempt status (or eligibility or ineligibility for overtime in respect of Employees in Canada) and current leave status. Sellers shall update the information required to be included on Section 3.15(a) of the Disclosure Schedule, and insert the name of each Employee therein, (i) within five Business Days prior to the anticipated Closing Date and (ii) as reasonably requested by Buyers during the Interim Period.

(b)    Except as disclosed on Section 3.15(b) of the Disclosure Schedule, with respect to the Employees and, to the extent applicable, former employees of the Acquired Companies:

(i)    no Employee is represented by a union, works council, labor organization, association or other collective bargaining agent as of the date of this Agreement;

(ii)  for the preceding three years, there has not occurred nor, to Sellers’ Knowledge, has there been threatened, any labor strike, other concerted work stoppage or lockout, unfair labor practice charge, material grievance or arbitration, other material labor dispute or any union organizing activities or demands for recognition, involving any Employee or former employee of the Acquired Companies or otherwise involving the Acquired Companies;

(iii)    for the preceding three years, neither Sellers nor any Acquired Company has received written notice of any material charges or complaints with respect to any Employee or former employee of the Acquired Companies before any Governmental Authority responsible for the prevention of unlawful employment practices;

(iv)    for the preceding three years, neither Sellers nor any Acquired Company has received written notice of any investigation by a Governmental Authority responsible for the enforcement of labor or employment regulations and, to Sellers’ Knowledge, no such investigation has been threatened, in each case with respect to the Business;

(v)    all Employees in the United States are employed at will; and

(vi)    for the preceding three years, Sellers (with respect to the Employees and former employees of the Acquired Companies) and each of the Acquired Companies have complied in all material respects with all labor and employment Laws, including all Laws respecting terms and conditions of employment, employee health and safety, wages and hours, employment standards, prevailing wage rates, exempt or nonexempt employee classification, overtime eligibility, independent contractor classification, meal and rest breaks, timekeeping, immigration, harassment, discrimination and retaliation, disability rights, COVID-19, equal opportunity, human rights, accessibility, pay equity, plant closures and layoffs, workers’ compensation, labor relations and collective bargaining, employee leave, affirmative action and affirmative action plan requirements and unemployment insurance), and all Employees and former employees of the Acquired Companies have been paid in accordance with the requirements of the Fair Labor Standards Act or any similar local Law, in each case except as would not reasonably be expected to result in material liability to an Acquired Company.

(c)    During the last 12 months, there has been no mass layoff, plant closing or shutdown affecting any Employee or former employee of the Acquired Companies that has or would reasonably be expected to implicate the Worker Adjustment Retraining & Notification Act of 1988 or any similar state or local Law.

(d)    In the last three years, (i) no allegations of sexual harassment or misconduct have been made or, to Sellers’ Knowledge, threatened against any officer or management-level employee of any Acquired Company, and (ii) none of the Acquired Companies have entered into any settlement agreements related to any of the matters described in this Section 3.15(d).

Section 3.16    Employee Benefits Matters.

(a)    Section 3.16(a) of the Disclosure Schedule sets forth a list as of the date of this Agreement of, and separately identifies, (i) all Company Employee Plans and (ii) all material Seller Parent Employee Plans.

(b)    Except with respect to Employee Plans that are Multiemployer Plans, true and correct copies of the following materials have been delivered or made available to Buyers, as applicable (i) all current plan documents for each Employee Plan, or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all determination, opinion or advisory letters from the Internal Revenue Service with respect to any Employee Plans, (iii) all current summary plan descriptions and employee booklets for each Employee Plan and summaries of material modification, annual reports and summary annual reports for any Employee Plans and (iv) all trust agreements, insurance contracts and other documents relating to the funding or payment of benefits under any Employee Plan.

(c)    Each Employee Plan (other than any Multiemployer Plan) has been maintained, operated and administered in compliance with its terms in all material respects and any related documents or agreements and in compliance with all applicable Laws. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Employee Plans that could result in any Liability or excise Tax under ERISA or the Code being imposed on any Acquired Company.

(d)    Each Employee Plan (other than any Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to result in any such Employee Plan not being so qualified.

(e)    Except as set forth on Section 3.16(e) of the Disclosure Schedule, no Acquired Company currently has, or for the past five years has had, any Liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 of ERISA or Section 413(c) of the Code. No Employee Plan is a “registered pension plan” or “retirement compensation arrangement,” each as defined in subsection 248(1) of the Income Tax Act (Canada).

(f)    With respect to each Multiemployer Plan to which any Acquired Company, Seller Parent or any member of the Controlled Group has an obligation to contribute, no such Acquired Company, Seller Parent or member of the Controlled Group has (i) incurred withdrawal liability under Section 4201 of ERISA in respect of any Multiemployer Plan, which withdrawal liability has not been satisfied in full or (ii) failed to make plan contributions on a timely basis.

(g)    There is no pending or, to Sellers’ Knowledge, threatened, assessment, complaint, proceeding or investigation of any kind in any court or Governmental Authority with respect to any Company Employee Plan (other than routine claims for benefits), nor is there any basis for one to Sellers’ Knowledge.

(h)    No Employee Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(i)    The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of termination or severance pay or otherwise) becoming due from Seller Parent or any Acquired Company to any current or former officer, employee, director or consultant (or dependents of such Persons) of any Acquired Company, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of any Acquired Company.

(j)    The Acquired Companies have reserved all rights necessary to amend or terminate each of the Company Employee Plans without the Consent of any other Person.

(k)    No Company Employee Plan provides benefits to any individual who is not a current or former employee, independent contractor or director of the Acquired Companies or the dependent or other beneficiaries of any such Person.

(l)    No amount that will be received (whether in cash or property or the vesting of property) as a result of the Transaction by any employee, officer or director of any Acquired Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would not be deductible by any Acquired Company by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

(m)    Each Employee Plan that is maintained for Employees or former employees of the Acquired Companies located outside of the United States (i) has been registered to the extent required, and has been maintained in good standing with applicable governmental authorities, and (ii) if intended to qualify for special Tax treatment, meets all requirements for such treatment.

(n)    Each Employee Plan covering Employees and former employees of the Acquired Companies that is subject to Section 409A of the Code is in documentary compliance with, and has been operated in compliance with, Section 409A of the Code in all material respects, and no Employee or former employee of any Acquired Company has a right to any gross up or indemnification from the Acquired Companies with respect to any such Employee Plan, payment or arrangement subject to Section 409A of the Code.

Section 3.17    Legal Compliance. Each of the Acquired Companies, Sellers and their Affiliates is and in the past three years has been, in compliance in all material respect of all Laws and Permits applicable to the Business, the Acquired Companies or their properties or assets. None of Sellers, the Acquired Companies or their respective Affiliates has, during the past three years, received written (or, to the Knowledge of Sellers, oral) notification or communication from any Governmental Authority (a) asserting that an Acquired Company, any Seller or any of their Affiliates is not in compliance with any Law or Permit applicable or relating to the Business, the Acquired Companies or their properties or assets or (b) to the effect that any Acquired Company or any of its Affiliates or any director, officer, employee, or, to the Knowledge of Sellers, agent acting on behalf of an Acquired Company, is under investigation with respect to any violation or alleged violation of any Law or Permit applicable or relating to the Business, the Acquired Companies or their properties or assets.

Section 3.18    Permits. Each Acquired Company owns, holds or possesses all Permits that are required under Law to entitle it to own or lease, operate and use its assets and to carry on and conduct the Business. No Acquired Company is in default or violation, in any material respect, of any term, condition or provision of any such Permit. No event has occurred or circumstance exists that would reasonably be likely to (with or without notice or lapse of time) (a) constitute or result in a violation of, or a failure on the part of any Acquired Company to comply with, any such Permit, or (b) result in the revocation, suspension, cancellation, termination, or modification of any Permit of an Acquired Company. No Governmental Authority has commenced or, to Sellers’ Knowledge, threatened to fail to renew or commence proceedings to revoke, amend or impose any condition or sanction in respect of any such Permit.

Section 3.19    Brokers’ Fees. Except for with respect to Parella Weinberg Partners, neither Sellers nor its Affiliates or any Acquired Company has entered into any Contract with any Person which may result in the obligation of either the Acquired Companies or Buyers to pay any fees or commissions to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or any other Transaction Documents or the consummation of the Transaction.

Section 3.20    Title to Tangible Assets; Sufficiency and Condition of Assets.

(a)    Except with respect to the matters addressed in Section 3.9 and Section 3.10 (which shall be governed solely by the terms of such sections), an Acquired Company has good and valid title to, a valid leasehold interest in, or a valid license to use, the tangible properties and assets shown on the most recent balance sheet included in the Financial Statements or acquired thereafter prior to the date of this Agreement, free and clear of all Liens, except for (i) properties and assets disposed of in the ordinary course of business consistent with past practices, (ii) Permitted Liens and (iii) with respect to leases and other agreements, the rights of the other parties specified therein. There are no outstanding rights of first refusal, rights of first title, rights of reverter, purchase options or other similar rights or options relating to any such properties and assets. In respect of material equipment and other assets, maintenance of such material equipment or other asset has not been deferred at any time within the last 12 months, in each case, relative to the ordinary course of business consistent with past practices. The material tangible personal property of the Acquired Companies is structurally sound, in good operating condition and adequate for the uses to which it is currently being put, subject to ordinary wear and tear.

(b)    Except for the assets set forth on Section 3.20(b) of the Disclosure Schedule and except for the services specifically contemplated in the Transition Services Agreement and the Transferred Tangible Assets, the Company Real Property, the Owned Intellectual Property, the Licensed Intellectual Property and other personal properties and assets (whether tangible or intangible and including leasehold interests) of the Acquired Companies, (i) collectively constitute all properties and assets used in or necessary for the operation of the Business as currently conducted, and (ii) are sufficient in all material respects to carry on the Business as currently conducted and currently contemplated to be conducted. The Transferred Tangible Assets are primarily used in businesses other than the Business and are not necessary for the operation of the Business as currently conducted. As of immediately following the Closing, Buyers and the Acquired Companies will own or have the right to use all of the assets and services necessary to conduct the Business as currently conducted and currently contemplated to be conducted.

Section 3.21    Affiliate Transactions. Except as set forth on Section 3.21 of the Disclosure Schedule, no manager, director, member or officer of Seller Parent or any of its Subsidiaries or, to Seller’s Knowledge, any Affiliate of any such Person, owns any beneficial interest (other than an Acquired Company), is a party to, or has a financial interest (other than as a passive equityholder in any publicly traded company) in, any Contract to which an Acquired Company is party or has any interest in (a) any property, asset or right used or held for use by any Acquired Company or the Business or (b) any Person that is a customer or supplier of, or other material commercial counter party to, or competitor of, any Acquired Company or the Business.

Section 3.22    Suppliers and Customers. Section 3.22 of the Disclosure Schedule sets forth a list of (a) the ten largest suppliers (by dollar amount) to the Business, during each of the 12-month periods ending December 31, 2020 and December 31, 2021 (the “Major Suppliers”) and (b) the ten customers with the highest dollar amount of purchases from the Business, during each of the 12-month periods ending December 31, 2020 and December 31, 2021 (the “Major Customers”). From January 1, 2021 through the date of this Agreement, no termination, cancellation or material adverse change (including any material reduction in the amount of business conducted or anticipated to be conducted with the Business) in the business relationship of the Business has occurred or, to Sellers’ Knowledge, has been threatened by any Major Supplier or Major Customer.

Section 3.23    Accounts Receivable. All accounts receivable of each Acquired Company, whether or not reflected on the Financial Statements, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices. The accounts receivable of each Acquired Company are current and collectible net of the reserve shown on the Financial Statements (which reserve is commercially reasonable and have been calculated consistent with past practice in the preparation of the Financial Statements). Subject to such reserve, each of the accounts receivable either has been or will be collected in full, without any setoff, expense, or other reduction, within 120 days after the day on which it first becomes due and payable.

Section 3.24    Products Liability; Warranties. Except with respect to Contracts with customers entered into the ordinary course of business consistent with past practices, there are no warranties, warranty policies, service agreements or maintenance agreements in effect that provide for warranty coverage with respect to the Business or the Acquired Companies. The Products have been manufactured and tested for safety in conformity, in all material respects, with the applicable product specifications and warranties for such Products. To Sellers’ Knowledge, there are no inherent design defects or systemic or chronic problems in any Product. All services rendered in the conduct of the Businesses have been in conformity in all material respects with all applicable contractual commitments and all express or implied warranties. There is no Action pending or, to Sellers’ Knowledge, threatened for (a) product returns, (b) warranty obligations, or (c) product services, other than those arising in the ordinary course of business consistent with past practices and that are not material in amount or effect and to the extent adequately reserved for on the face of the Financial Statements, and to Sellers’ Knowledge, no event has occurred or circumstances exist that would reasonably give rise to or serve as the basis for any commencement of any such Action. To Sellers’ Knowledge, there do not exist any circumstances that would constitute a valid basis for any voluntary or governmental recall of any Product.

Section 3.25    Anti-Corruption and Anti-Bribery Laws; Sanctions; Export Controls.

(a)    Within the prior five years, no Acquired Company, any of its Affiliates or any of its or its Affiliates’ directors, managers, officers, employees or, to Sellers’ Knowledge, agents or representatives, acting for or on behalf of any Acquired Company or the Business, has, directly or indirectly, in connection with the Business: (i) improperly made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of corruptly (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage; (ii) paid, offered, or promised to pay or offer any bribe or other similar unlawful payment of any nature; or (iii) otherwise violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption Law. For purposes of this Section 3.25(a), “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization. Seller Parent has instituted and maintained policies and procedures designed to promote and ensure compliance by the Acquired Companies with applicable anti-bribery and anti-corruption Laws.

(b)    No Acquired Company, any of its Affiliates or any of its or its Affiliates’ directors, managers, officers, employees, agents or representatives is (i) a “Specially Designated National” or “Blocked Person” under economic sanctions Laws administered by the U.S. Department of the Treasury Office of Foreign Assets Control or included on any other list of designated or restricted Persons maintained by the U.S. Department of the Treasury Office of Foreign Assets Control, the U.S. Department of State, Global Affairs Canada or any other applicable Governmental Authority, (ii) located, organized or resident in a comprehensively sanctioned territory (currently, Cuba, Iran, North Korea, Syria and the Crimea Region of Ukraine), or (c) a Person 50% or more owned, directly or indirectly, individually or in the aggregate, or controlled by any such Person(s) described in clauses (i) or (ii).

(c)    Within the prior five years, (i) no Acquired Company or any of its Affiliates has made any voluntary disclosures to any Governmental Authority under any applicable Laws concerning the importation of merchandise, the export or re-export of products, services or technology, the terms and conduct of international transactions, the making or receiving of international payments and any authorizations to hold an ownership interest in a business located in a country other than the United States, in each case to the extent relating to any Acquired Company or the Business, and (ii) there have been no actual or, to Sellers’ Knowledge, threatened, Actions by any Governmental Authority regarding compliance by any Acquired Company or the Business with such applicable Laws, and no Governmental Authority has assessed any fine or penalty against, or issued any warning letter to any Acquired Company or the Business with regard to compliance with such applicable Laws.

Section 3.26    Government Contracts.

(a)    Section 3.26(a) of the Disclosure Schedule sets forth a true, correct and complete list of each Government Contract of each Acquired Company with any Major Customer (i) pursuant to which (i) an Acquired Company received payments at any time during the past three years, or (ii) under which the Acquired Company has any outstanding Liability to perform work (other than with respect to standard, contingent warranty obligations pursuant to the terms of any such Contract) (each such Governmental Contract set forth or required to be set forth on Section 3.26(a) of the Disclosure Schedule, a “Material Government Contract”).

(b)    Except as set forth on Section 3.26(b) of the Disclosure Schedule:

(i)    All Material Government Contracts are binding on the applicable Acquired Company, and are in full force and effect, subject to the Remedies Exception;

(ii)    No Material Government Contracts or material Government Bids are currently the subject of any written bid or award to protest actions or claims;

(iii)    Each Acquired Company is in compliance in all material respects with (A) the terms and conditions of each Material Government Contract, (B) all applicable Laws governing each such Material Government Contract, and (C) the requirements contained in solicitations for any Material Bid. All representations, warranties and certifications made by any Acquired Company with respect to any Material Government Contract were true and accurate in all material respects as of their respective effective dates. No Acquired Company nor, to Sellers’ Knowledge, any other party to any Material Government Contract, is currently in material violation, or could reasonably be expected to be in material violation, breach or default under any such Contract;

(iv)    No Material Government Contract was awarded or premised on the basis of any qualification such as a “small business concern,” “small disadvantaged business,” protégé status, or other preferential status (including participation in preferential status programs such as the Historically Underutilized Business Zone program and participation under Section 8(a) of the Small Business Act or any similar state or local program) or a “minority set-aside” or other “set aside” status;

(v)    None of the Acquired Companies have received or been subject to, within the three years prior to the date of this Agreement, any termination for convenience, termination for default, cure notice, show cause notice or other similar notice, and to Sellers’ Knowledge (A) no such action or notice is currently in effect, has been issued or remains unresolved and (B) no event, condition or omission that has occurred or exists would constitute reasonable grounds for such an action;

(vi)    All invoices and claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted by or on behalf of any Acquired Company pursuant to any Material Government Contract which have not been paid as of the date of this Agreement or as of the Closing were true and accurate in all material respects as of their submission dates; and

(vii)    There are (A) no outstanding claims or requests for equitable adjustment against any Acquired Company by a Governmental Authority or by any prime contractor, higher or lower tier subcontractor, vendor or other third party arising under or relating to any Material Government Contract and (B) except for permitted retainage under the terms of the applicable Contract, no withholdings or set-offs of any payment by a Governmental Authority or prime contractor or higher tier subcontractor nor has there been any attempt to materially withhold or set-off any money due under any Material Government Contract on any basis, including the basis that a cost incurred or invoice rendered by any Acquired Company was questioned or disallowed by a Governmental Authority or its audit representative. None of the Acquired Companies has any pending Action against a Governmental Authority or any prime contractor, higher or lower tier subcontractor or vendor arising under or relating to any Material Government Contract.

(c)    With respect to any Material Government Contract or material Government Bid:

(i)    there have been no subpoenas, search warrants or civil investigative demands addressed to or requesting information involving any Acquired Company or directors, managers, officers, employees, subcontractors, consultants, or, to the Knowledge of Sellers, agents acting on behalf of any Acquired Company;

(ii)    none of the Acquired Companies nor, directors, managers, officers, employees, subcontractors, consultants of the Acquired Companies, nor, to the Knowledge of Sellers, agents acting on behalf of any Acquired Company, has been under administrative, civil or criminal investigation, indictment or criminal information or audit by a Governmental Authority with respect to any deficient performance or violation of contractual requirements or applicable Law (including any faulty performance or work product, mischarging, factual misstatement, failure to act or other omission or alleged irregularity;

(iii)    to Sellers’ Knowledge, there is no alleged conduct that would be required to be disclosed to any Governmental Authority in connection with the award, performance or closeout of any Material Government Contract or material Government Bid; and

(iv)    no Acquired Company has made a voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, mischarging, misstatement or omission;

(d)    None of the Acquired Companies, nor directors, managers, officers, employees, subcontractors consultants of the Acquired Companies, nor, to the Knowledge of Sellers, agents acting on behalf of any Acquired Company, has been the subject of a debarment, suspension or exclusion from participation in programs funded by any Governmental Authority.

(e)    No determination has been made by a Governmental Authority that an Acquired Company is non-responsible or ineligible for award of a Material Government Contract.

(f)    No Acquired Company or any of its Affiliates has received any written, or to Sellers’ Knowledge, oral, notice of any material breach or material violation of any Material Government Contract or Material Bid. No disputes, requests for equitable adjustment or claims have been asserted by or against a Governmental Authority or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Material Government Contract and, to Sellers’ Knowledge, no event has occurred upon which such a request for equitable adjustment, claim or dispute under a Material Government Contract may reasonably be based in the future.

Section 3.27    Bank Accounts. Section 3.27 of the Disclosure Schedule sets forth a true, correct and complete list of the bank accounts that are held by an Acquired Company. There are no bank accounts used primarily for the Business that are not held by an Acquired Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING BUYERS

As of the date hereof and as of Closing, Buyers jointly and severally represent and warrant to Sellers and Seller Parent as follows:

Section 4.1    Organization. Each Buyer is duly organized, validly existing and in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) under the Laws of its jurisdiction of formation. Each Buyer is duly qualified or licensed to do business and is in good standing (to the extent such concept is known or acknowledged in the relevant jurisdiction) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not prevent or be reasonably likely to materially delay the consummation of the Transaction.

Section 4.2    Authorization. Each Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will become a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is or will become a party and the consummation of the Transaction have been duly authorized by all necessary action on the part of such Buyer. This Agreement and each of the Transaction Documents to which a Buyer is or will become a party has been duly executed and delivered by such Buyer and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Party, constitutes a legal, valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to the Remedies Exception.

Section 4.3    Noncontravention. Neither the execution and delivery of this Agreement or any Transaction Document to which a Buyer is or will become a party by such Buyer, nor the consummation by such Buyer of the Transaction will (a) conflict with or result in a violation of any provision of the Governing Documents of such Buyer, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage or indenture, or any material contract, agreement or other instrument or obligation to which such Buyer is a party or by which such Buyer or its properties may be bound, or (c) violate any Law to which such Buyer is subject, except, in the case of clauses (b) and (c), for such violations or breaches which not prevent or be reasonably likely to materially delay the consummation of the Transaction.

Section 4.4    Consents and Authorizations. Except for any Consent required pursuant to the HSR Act or any Consents not required to be obtained until after the Closing, no Consent is required to be obtained by either Buyers in connection with the execution and delivery of this Agreement and the other Transaction Documents to which such Buyer is or will become a party or the consummation of the Transaction by such Buyer.

Section 4.5    Litigation. There are no material Actions pending or, to Buyers’ knowledge, threatened in writing in law or in equity or before any Governmental Authority against either Buyer or any of its Affiliates, which seeks a writ, judgment, Order or decree restraining, enjoining or otherwise prohibiting or making illegal the Transaction.

Section 4.6    Brokers’ Fees. Neither Buyers nor any of their Affiliates has any Contract with any Person which may result in the obligation of Sellers or any of their Affiliates (other than any obligations of the Acquired Companies after the Closing Date), to pay any fees or commissions to any broker or finder or Person providing comparable or similar services as a result of the execution and delivery of this Agreement or the consummation of the Transaction.

Section 4.7    Investment. Buyers are aware that the Acquired Interests being acquired by Buyers pursuant to the Transaction have not been registered under the Securities Act or under any state securities Laws. Buyers qualifies as “accredited investors” as such terms is defined in Rule 501(a) promulgated under the Securities Act, and Buyers are purchasing the Acquired Interests solely for investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the Securities Act, nor with any present intention of distributing or selling any of the Acquired Interests. Buyers and their Affiliates will not sell or otherwise dispose of the Acquired Interests except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities Laws. Buyers have knowledge, experience and expertise in business and financial matters and has the capability of understanding and evaluating the risks and merits associated with Transaction. Buyers have been represented or advised by advisors of its own choice, including legal advisors, financial advisors and tax advisors, that have assisted it in understanding and evaluating the risks and merits associated with the Transaction.

Section 4.8    Information. Seller Parent, Sellers and the Acquired Companies have provided Buyers with such access to the facilities, books, records and personnel of each Acquired Company as Buyers have deemed necessary and appropriate in order for Buyers to investigate to their satisfaction the business and properties of each Acquired Company sufficiently to make an informed investment decision to purchase the Acquired Interests and to enter into this Agreement. Buyers agree to accept the Acquired Interests on the

Closing Date based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers, any Acquired Company or any Person acting on its or their behalf, except as expressly set forth in ARTICLE III or in any Transaction Document. Assuming the representations and warranties of Sellers contained in Section 3.6 and Section 3.7 are true, the pro forma closing balance sheet provided by Buyers to Sellers on February 2, 2022 (subject to the footnotes contained therein) represents Buyers’ good faith estimate of the pro forma balance sheet of the Business as of immediately following the Closing.

Section 4.9    Solvency. Immediately after giving effect to the Transaction and assuming the representations and warranties of Sellers contained in this Agreement are true, Buyers and their Subsidiaries (including the Acquired Companies) shall (a) be able to pay their respective debts as they become due and shall have adequate cash on hand and property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (b) have adequate capital to carry on their respective businesses.

Section 4.10    Sufficiency of Funds; Financing.

(a)    Buyers, as of the Closing Date will have, together with cash on hand, immediately available credit arrangements or otherwise, all of the funds necessary to satisfy all of the Closing Date payment obligations of Buyers under this Agreement and to consummate the Transaction. Buyers acknowledge that their obligations under this Agreement are not contingent upon or subject to any conditions regarding Buyers’ ability to obtain financing for the consummation of the Transaction.

(b)    As of the date of this Agreement, Buyers have received (i) an executed equity commitment letter dated as of the date of this Agreement (the “Equity Commitment Letter”) from the equity financing sources party thereto (the “Equity Financing Sources”) pursuant to which the Equity Financing Sources have committed to provide the amount of cash equity financing as set forth in the Equity Commitment Letter, subject only to the terms and conditions set forth therein (the “Equity Financing”), and (ii) an executed debt commitment letter dated as of the date of this Agreement (such debt commitment letter, and all attached exhibits, schedules and annexes that are delivered on date of this Agreement and amendments thereto permitted by the terms hereof and any fee letter delivered on date of this Agreement, collectively, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) from the Debt Financing Sources party thereto, pursuant to which such Debt Financing Sources have committed, subject only to the terms and conditions set forth in the Debt Commitment Letter, to provide to Buyers the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing” and, together with the Equity Financing, the “Financing”), for purposes of effecting the Transaction. A true, correct and complete copy of each fully executed Commitment Letter as in effect on date of this Agreement has been provided to Sellers; provided, however, that the fees and other commercially sensitive information may have been redacted. Buyers have fully paid all commitment and other fees, if any, required by such Commitment Letters to be paid on or before the date of this Agreement. In each case as of the date of this Agreement, each Commitment Letter is a legal, valid and binding obligation of Parent and each other party thereto, subject to the Remedies Exceptions, and is in full force and effect, and has not been (other than as permitted hereunder) amended, modified, withdrawn, terminated or rescinded in any respect. As of the date of this Agreement, Buyers are not a party to any side letters, contracts or other agreements or arrangements modifying the terms of the Commitment Letters or Financing not set forth in the Commitment Letters. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Buyers or any other party thereto under any of the Commitment Letters. Buyers have no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters. The only conditions precedent related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing documentation shall be the financing conditions contained in the Debt Commitment Letter (such conditions, the “Financing Conditions”). As of the date of this Agreement, Buyers have no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Debt Financing will not be made available to Buyers on the Closing Date.

ARTICLE V

COVENANTS

Section 5.1    Conduct of Business; Access to Books and Records.

(a)    From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE VII (the “Interim Period”), except (A) as expressly required or expressly permitted by this Agreement, (B) as required by applicable Law, or (C) with the prior written Consent of Buyers (which such consent shall not be unreasonably withheld, conditioned or delayed, except in the case of clauses (i), (ii), (iv), (v), (viii), (ix) and (x)), Sellers shall and shall cause the Acquired Companies to (1) conduct the businesses of the Acquired Companies in the ordinary course of business consistent with past practices, (2) use commercially reasonable efforts to preserve intact the present business operations, organization and goodwill of the Acquired Companies, preserve intact the Acquired Companies’ current relationships with their respective customers and vendors, keep available the services of Acquired Companies’ current officers and key employees and continue to collect the Acquired Companies’ accounts receivable and pay their accounts payable utilizing normal procedures and without discounting or accelerating or delaying payment or collection of such accounts outside of the ordinary course of business consistent with past practices or otherwise in anticipation of the consummation of the Transaction, and (3) not:

(i)    other than ordinary course changes in officers and/or directors of an Acquired Company, modify or amend any of the Governing Documents of an Acquired Company;

(ii)    sell, lease, license, transfer or assign any of its properties, rights or assets, other than (A) pursuant to disclosed Contracts existing as of the date of this Agreement or (B) the sale of inventory in the ordinary course of business consistent with past practices for fair value;

(iii)    grant any lease, license, assignment or other rights to any Owned Intellectual Property, other than non-exclusive licenses in the ordinary course of business, consistent with past practice, or abandon, cancel, fail to maintain, allow to lapse, encumber, convey or otherwise dispose of, any Owned Intellectual Property, other than allowing to lapse in the ordinary course of business registered Owned Intellectual Property that has expired due to such registered Owned Intellectual Property reaching its maximum statutory term of protection;

(iv)    (A) issue, sell or authorize the issuance or sale of any Equity Securities of the Acquired Companies or (B) declare, set aside or pay any non-cash dividends or made any other distributions with respect to any of its Equity Securities;

(v)    split, combine, redeem or reclassify, or purchase or otherwise acquire any Equity Securities of the Acquired Companies;

(vi)    incur, assume, guarantee or otherwise become liable with respect to Liabilities of any Person for indebtedness for borrowed money, issue or sell any notes, bonds or other debt securities, other than the incurrence of any account and trade payables in the ordinary course of business consistent with past practices;

(vii)    mortgage, pledge or grant any Lien (other than Permitted Liens) on the Acquired Interests or any of the assets of the Acquired Companies;

(viii)    enter into any Contract that purports to limit, curtail or restrict the kinds of businesses which it may conduct or the Persons with whom it can compete or contains any non-solicitation, no hire, exclusivity or other similar provisions;

(ix)    acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof;

(x)    adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of an Acquired Company;

(xi)    (A) change accounting policies or procedures except to the extent required to comply with changes in Law or GAAP, (B) cancel, waive or release any of the receivables, rights or claims of an Acquired Company (other than in the ordinary course of business consistent with past practices), (C) make any material change in an Acquired Company’s practices of pricing or discounting for sales of finished goods or services, ordering supplies and raw materials, accepting returns or honoring warranties, invoicing customers or collecting debts, (D) change any Acquired Company’s cash management customs and practices, or (E) change the fiscal year of any Acquired Company;

(xii)    (A) file any amended Tax Return, (B) make, change or rescind any material Tax election, (C) adopt or change any Tax method of accounting, (D) waive the right to any Tax refund, (E) settle or compromise any material Tax Liability, (F) consent to any extension or waiver of the statute of limitations, (G) prepare or file any Tax Return in a manner which is inconsistent with the past practices of the relevant Acquired Company with respect to the treatment of items on such Tax Return, or (H) incur any material Liability for Taxes other than in the ordinary course of business, in each case, to the extent such action could reasonably be expected to affect the Tax Liability of an Acquired Company;

(xiii)    terminate, cancel, fail to renew in the ordinary course of business consistent with past practices, take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any Material Contract, or, except in the ordinary course of business consistent with past practices, enter into any Contract that that would be a Material Contract if it were in existence as of the date hereof;

(xiv)    make any capital investment in, or any loan to, any other Person, except pursuant to any existing Contract or budget provided by Buyers prior to the date hereof;

(xv)    make any material capital expenditures or material commitments therefor, except for such capital expenditures or commitments therefor that are reflected in the Acquired Companies’ current budget as provided to Buyers prior to the date hereof;

(xvi)    except as required under the terms of any Employee Plan or applicable Law, (A) grant any incentive awards or make any material increase or material decrease in the salaries, wages, bonuses, severance or other compensation and benefits under any Employee Plan payable by an Acquired Company in the ordinary course of business consistent with past practices to any current or former employees, officers, directors, managers or consultants of the Acquired Companies, (B) terminate or amend any Company Employee Plan, or (C) adopt or enter into any plan, policy or arrangement for the current or future benefit of any officer or director of any Acquired Company that would be a Company Employee Plan if it were in existence as of the date hereof;

(xvii)    (A) hire or offer to hire any new employee with an annual salary in excess of $150,000 or terminate or encourage any employee to resign (other than a termination for cause) or (B) institute any general layoff of employees or implement any early retirement plan or announce the planning of any such action;

(xviii)    enter into, amend or terminate any collective bargaining agreement or other Contract with any labor organization, union, association, works council or other collective bargaining agent;

(xix)    cancel or terminate any material insurance policy naming an Acquired Company as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xx)    except for Actions (A) with respect to which an insurer has the right to control the decision to settle or (B) as to which such settlement does not adversely affect any Acquired Company after the Closing, commence, waive, release, compromise or settle any pending or threatened Action; or

(xxi)    authorize, commit or agree to do any of the foregoing.

Nothing contained in this Section 5.1(a) shall give Buyers, directly or indirectly, rights to control or direct the operations of the Acquired Companies or the Business before the Closing, except for Buyers’ consent rights set forth in this Section 5.1(a). Before the Closing, the Acquired Companies shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of the Acquired Companies and their respective Subsidiaries, subject to Buyers’ limited consent rights set forth in this Section 5.1(a).

(b)    Between the Closing Time and the Closing, Sellers shall not permit and shall cause the Acquired Companies not to distribute any Cash in respect of the Equity Securities of the Acquired Companies. Sellers shall cause the US Acquired Companies to maintain a minimum of $2,000,000 in their bank accounts as of the Closing, which amount shall be included in Closing Cash.

(c)    During the Interim Period, Sellers shall, and shall cause the Acquired Companies to, provide Buyers and their representatives with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, officers, directors, managers, employees, accountants, Contracts, financial books and records and other data of the Acquired Companies; provided, that any access to such Contracts, financial books and records and other data may be provided to Buyers and their representatives via email if electronic copies thereof are available; provided, further, that in exercising access rights under Section 5.1(b), Buyers and Buyers’ representatives shall (i) not be permitted to interfere unreasonably with the conduct of the business of any Acquired Company and (ii) only access personal information relating to employees for the purposes of, the completion of the Transaction. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require any Acquired Company to disclose information subject to attorney-client privilege or attorney work product privilege, conflict with any third party confidentiality obligations to which any Acquired Company is bound, violate any applicable Law (provided, however, that Sellers shall, and shall cause the Acquired Companies to, use reasonable best efforts to implement arrangements pursuant to which such access can be given to Buyers).

Section 5.2    Post-Closing Access; Preservation of Records. Subject to such reasonable limitations as Buyers may impose to protect competitively sensitive, confidential or privileged information, for a period of six years following the Closing (or with respect to Tax Returns, the shorter of six years following the Closing and the expiration of the applicable statute of limitations), upon the reasonable prior request of Sellers, Buyers shall make or cause to be made available to Sellers (a) its and the Acquired Companies’ employees, consultants, contractors, advisors, accountants and other representatives and agents and (b) all books, records, Tax Returns and documents (including electronic documents) of the Acquired Companies (and the assistance of employees responsible for such books, records, Tax Returns and documents (including electronic documents and email) or whose participation that Sellers reasonably determine is otherwise necessary in connection therewith), in each case of (a) and (b), to the extent related to the activities or operations of the Acquired Companies prior to the Closing Date and in connection with or otherwise related to (i) Sellers’ or any of their respective Affiliates’ investigation, settlement, preparation for or execution of the defense or prosecution of any Action (other than any Action between Buyers or their Affiliates on the one hand and Sellers or their Affiliates on the other hand), (ii) the preparation of any reports by Sellers or any of their respective Affiliates to any of Sellers’ direct or indirect equityholders required to be submitted to any Government Authorities, or (iii) the preparation or review of Tax Returns or responding to or disputing any inquiry, Action, claim, assessment, audit or similar event with respect to Taxes; provided, however, that (A) access to such books, records, documents, employees, consultants, contractors, advisors, accountants and other representatives and agents shall not materially interfere with the operations of Buyers or the Acquired Companies and shall occur during normal business hours, (B) Sellers shall pay or reimburse Buyers and the Acquired Companies for all reasonable out-of-pocket expenses of Buyers and the Acquired Companies incurred in connection therewith, and (C) any information disclosed pursuant to this Section 5.2 shall be deemed “Confidential Information” for purposes of Section 5.8.

Section 5.3    Further Assurances

. Sellers and Buyers each agree that from time to time after the Closing Date, they shall execute and deliver or cause their respective Affiliates (including, with respect to Buyers, the Acquired Companies) to execute and deliver such further instruments, and take (or cause their respective Affiliates, including, with respect to Buyers, the Acquired Companies, to take) such other action as the other Party may reasonably request for purposes of carrying out the intent of this Agreement and the other Transaction Documents.

Section 5.4    Director and Officer Indemnification.

(a)    At their cost, Sellers shall cause the Acquired Companies to have in effect at the Closing a “tail” insurance policy with respect to each directors’ and officers’ liability insurance policy for a period of six years following the Closing Date, and Buyers shall maintain, or shall cause each of the Acquired Companies to maintain, in effect such policies.

(b)    For a period of six years from and after the Closing Date, Buyers shall cause each of the Acquired Companies to indemnify and advance expenses in favor of each present and former director and officer of the Acquired Companies for such Person’s acts and omissions to the extent related to the Business (and not any other businesses of Sellers their other Affiliates) occurring prior to the Closing, to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses pursuant to the Governing Documents of the Acquired Companies, as applicable, in each case as of the Closing; provided that (i) the “tail” insurance policy pursuant to Section 5.4 shall be the source of first recovery and (ii) in no event shall Buyers and the Acquired Companies be required to indemnify or advance expenses in favor of any such Person in connection with any Action initiated by Seller Parent’s stockholders.

Section 5.5    Employee Matters.

(a)    For a period commencing upon the Closing and ending December 31, 2022 (the “Continuation Period”), Buyers shall, or shall cause its Affiliates (including any applicable member of the Acquired Companies) to, provide each employee who is employed by an Acquired Company as of immediately prior to the Closing and who remains employed by an Acquired Company immediately following the Closing (each, a “Continuing Employee”) with (i) base salary or base wages (as applicable) that are at least equal to the base salary or base wages in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including retirement, medical (other than post-retirement medical), life insurance and disability plans, programs and policies but excluding termination, severance, incentive and bonus opportunities and equity and equity-based compensation) no less favorable in the aggregate than those that would apply to similarly situated employees of Buyers.

(b)    Buyers shall, or shall cause its Affiliates (including any applicable Acquired Company) to, provide each Continuing Employee with full credit for such Continuing Employee’s service with the Acquired Company prior to the Closing for purposes of eligibility, vesting, benefit accruals and determination of the level of benefits under any employee plan sponsored or maintained by Buyers or any of their Affiliates (including any applicable Acquired Company) in which such Continuing Employee is eligible to participate on or following the Closing (each, a “Buyer Benefit Plan”) for the same purpose and to the same extent recognized by the Acquired Companies under the analogous Employee Plan in effect immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or compensation for the same period of service nor shall it apply for purposes of accruals under any single-employer defined benefit plan. In the plan year in which the Closing occurs, with respect to each Buyer Benefit Plan providing group medical, dental, pharmaceutical or vision benefits, Buyers shall or shall cause their Affiliates (including any applicable Acquired Company) to use commercially reasonable efforts to (i) cause all pre-existing condition exclusions, waiting periods, active employment requirements and requirements to show evidence of good health to be waived for each such Continuing Employee and his or her eligible covered dependents, to the extent that such exclusions, periods or requirements were satisfied or did not apply under the analogous Employee Plan in effect immediately prior to the Closing and (ii) cause all eligible expenses incurred by any Continuing Employee and his or her eligible covered dependents under any Employee Plan prior to the Closing during the year in which the Closing occurs to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the year in which the Closing occurs.

(c)    Prior to the Closing Date, Seller Parent shall, or shall cause Liqui-Force to, establish an employee health and welfare benefits plan sponsored by Liqui-Force (the “Liqui-Force Benefits Plan”) that is substantially similar to the employee health and welfare benefits plan sponsored by Seller Parent insured by Industrial Alliance Insurance and Financial Services Inc. under policy no. 27321 (the “Seller Parent Canadian Benefits Plan”) for the benefit of all employees of Liqui-Force. Employees of Liqui-Force shall cease to participate in the Seller Parent Canadian Benefits Plan immediately following the establishment of the Liqui-Force Benefits Plan and shall immediately commence participation in the Liqui-Force Benefits Plan without any interruption in coverage and with recognition under the Liqui-Force Benefits Plan of such employees’ service to the same extent as such service is recognized under the Seller Parent Canadian Benefits Plan.

(d)    Notwithstanding anything to the contrary in this Agreement, to the extent that any Continuing Employee is covered by a collective bargaining, works council or other labor agreement to which an Acquired Company is a party immediately prior to the Closing, such collective bargaining agreement, works council or other labor agreement shall continue to govern the terms and conditions of employment for such Continuing Employee, and Buyers shall cause an Acquired Company to honor the terms of each such collective bargaining agreement, works council or other labor agreement consistent with applicable Law.

(e)    Prior to the Closing the Acquired Companies shall complete, and Buyers shall cooperate, as reasonably requested by Sellers, with the Acquired Companies in causing to be completed, all notifications to, and all consultations with, employees, any labor union, labor organization, works council, staff association, worker representative, trade union or any other employee representative body concerning the transactions contemplated hereby in compliance with the applicable collective bargaining agreement and applicable Law.

(f)    Buyers shall, or shall cause one of their Affiliates to, take all commercially reasonable steps necessary to permit each eligible Continuing Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Granite Construction Profit Sharing and 401(k) Plan, if any, to roll such eligible rollover distribution into an account under a tax qualified defined contribution plan sponsored by a Buyer or one of their Affiliates (the plan in which such Continuing Employees participate, the “Buyer 401(k) Plan”), in accordance with the terms of the Buyer 401(k) Plan and the Code.

(g)    No provision in this Section 5.5, whether express or implied, shall (i) create any third party beneficiary or other rights in any employee or former employee of the Acquired Companies or any of their Affiliates (including any labor representative or beneficiary thereof), any other participant in any Employee Plan or any other Person, (ii) create any rights to continued employment with the Acquired Companies, Buyers or any of their Affiliates or in any way limit the ability of the Acquired Companies, Buyers or any of their Affiliates to terminate the employment of any individual at any time and for any reason, or (iii) constitute or be deemed to constitute an amendment to any Employee Plan or any other employee benefit plan, program, policy, agreement or arrangement sponsored or maintained by the Acquired Companies, Buyers or any of their Affiliates.

Section 5.6    Tax Matters.

(a)    Sellers shall prepare and timely file, or cause to be prepared and timely filed, (at their sole expense) all Tax Returns required to be filed after the Closing Date by or with respect to any Seller Consolidated Group for any Tax period ending on or prior to the Closing Date.

(b)    Each Buyer shall pay or cause to be paid to the applicable Seller any refunds (or credit applied in lieu thereof) of estimated U.S. federal or state or local income Taxes paid prior to the Closing Date that are received by any Acquired Company or such Buyer, as applicable, on their behalf for any Pre-Closing Tax Period (net of any reasonable third-party costs or expenses incurred by such Buyer or their Affiliates in procuring such Tax credit or refund) to the extent attributable to Transaction Tax Deductions. Buyers shall pay such amount to the applicable Seller within five Business Days after such Tax refund is received (or credit applied in lieu thereof).

(c)    In the case of a Straddle Period, the amount of Taxes allocable to the portion of such Straddle Period ending on the Closing Date shall be (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Acquired Companies terminated at the end of the Closing Date; provided that the Parties agree that any Transaction Tax Deductions shall, to the extent permitted by applicable Laws, be treated as allocable to the Pre-Closing Tax Period.

(d)    Each Party shall, and shall cause its respective Affiliates to, cooperate as reasonably requested by the other Party in the preparation or review of any Tax Return of an Acquired Company or in connection with any Tax Audit of any Taxes or Tax Returns of an Acquired Company, including providing such information and documents as may be relevant to the preparation or review of such Tax Return or the prosecution of such Tax Audit; provided, that notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall be construed to require Sellers to provide to any Person, before, on or after the Closing Date, any right to access or to review any Tax Return (or Tax workpapers relating thereto) of Sellers or their Affiliates (except a Tax Return that relates solely to an Acquired Company).

(e)    All Transfer Taxes in connection with the transfer of the Transferred Real Property and the Transferred Tangible Assets prior to the Closing shall be borne by Sellers, and all remaining Transfer Taxes payable in connection with the Transaction shall be borne 50% by Sellers and 50% by the applicable Buyer. Buyers shall timely file all Tax Returns with respect to all Transfer Taxes incurred in connection with the Transaction and, if required by applicable Law, Seller shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns. Sellers shall reimburse Buyers for Sellers’ allocable share of any Transfer Taxes no later than five days of Buyers’ demand therefor following the filing of such Tax Return or payment of Taxes. Within 30 days after payment, Buyers shall provide Seller with copies of all such Tax Returns and evidence that all such Transfer Taxes have been paid. If any Seller pays a Transfer Tax at the Closing or pursuant to a post-Closing assessment by a Tax Authority, Buyers shall reimburse such Seller for such Transfer Tax (together with interest and penalties) within ten days of such Seller’s written demand therefor.

(f)    The Purchase Price and any other amounts properly treated as consideration shall be allocated for all purposes of this Agreement (including the reporting of the Transaction for U.S. federal income tax and Canadian income tax purposes) between (i) the US Acquired Interests (such allocated amount, as adjusted hereunder, the “U.S. Tax Consideration”) and (ii) the International Acquired Interests (such allocated amount, as adjusted hereunder, the “Non-U.S. Tax Consideration”), in accordance with Section 5.6(f) of the Disclosure Schedule (the “Allocation Schedule”), provided, that the Parties shall cooperate in good faith to update the Allocation Schedule for any adjustments relating to the calculation of the Estimated Purchase Price at Closing pursuant to Section 2.3, or relating to the determination of the final Purchase Price after Closing pursuant to Section 2.6, in each case in accordance with the methodology for making such adjustments described on Section 5.6(f) of the Disclosure Schedule. Within 90 days after the date on which the Purchase Price is finally determined pursuant to Section 2.6, US Buyer will deliver a draft schedule allocating a portion of the U.S. Tax Consideration (as finally adjusted) among the assets of Granite Inliner, Liner Products, LLC, and Inliner Technologies, LLC in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder, as applicable (the “US Allocation”). US Seller shall have 30 days after US Buyer’s delivery of the draft US Allocation to provide written notice to US Buyer of any proposed changes thereto, including US Buyer’s determination of the portion of the U.S. Tax Consideration allocable to such assets (“US Seller’s Allocation Notice”). If US Seller’s Allocation Notice is duly delivered, US Seller and US Buyer shall thereafter reasonably cooperate to reach agreement with respect to such US Allocation and if such an agreement is reached, shall cause their respective Affiliates to, (A) update the US Allocation in a manner consistent with Sections 338 and 1060 of the Code following any subsequent adjustment to the Purchase Price (and other items properly treated as consideration for U.S. federal income tax purposes) pursuant to this Agreement, and (B) file all Tax Returns, including IRS Form 8594, in a manner consistent with the agreed upon US Allocation and not take any position before any Tax Authority that is inconsistent with such US Allocation, except, in each case, as required by Law; provided, however, that none of Buyers or Sellers shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the US Allocation. If US Seller and US Buyer do not reach agreement with respect to such US Allocation within 30 days after delivery of US Seller’s Allocation Notice then the Parties shall have no further obligations with respect to the allocation among the US Acquired Companies and the assets of Granite Inliner and its Subsidiaries pursuant to this Section 5.6(f) and each of US Seller and US Buyer shall make its own determination with respect to such allocation.

(g)    Certain Elections.

(i)    If mutually agreed in writing as between Buyers and Sellers, International Buyer shall make an election pursuant to Section 338(g) of the Code or any similar provision of state, local or non-U.S. Law with respect to the acquisition of the International Acquired Companies (the “Section 338(g) Elections”).

(ii)    If mutually agreed in writing as between Buyers and Sellers, US Buyer and US Seller shall jointly make, or cause to be jointly made, an election under Section 338(h)(10) of the Code or any similar provision of state, local or non-U.S. Law with respect to the acquisition of Granite Transport. (the “Section 338(h)(10) Election”).

(iii)    If Buyers and Sellers agree to make an election under Section 5.6(g)(i) or Section 5.6(g)(ii), respectively, the applicable Seller shall reasonably cooperate in the preparation, execution and filing of all Tax Returns and other Tax forms and documentation, including IRS Forms 8023 and 8883 (and any returns, forms or documentation under any similar provision of state, local or non-U.S. Law) (collectively, the “Election Forms”), and Buyers shall provide a copy of each executed and filed Election Form (together with all schedules and attachments thereto) to the applicable Seller.

(iv)    If Buyers and Sellers agree to make an election under Section 5.6(g)(ii), (A) US Buyer and US Seller shall duly and timely file, or cause to be duly and timely filed, all Election Forms with the applicable Governmental Authority, and US Buyer and US Seller shall not, and shall cause their Affiliates not to, revoke or modify any Election Forms, without the prior written consent of US Buyer or US Seller, as applicable, (B) US Buyer and US Seller shall, and shall cause their Affiliates to, report the Transaction consistent with the making of the Section 338(h)(10) Election, and (C) US Buyer and US Seller shall not, and shall cause their Affiliates not to, take any position on any Tax Return, in any audit, examination, claim or similar proceeding with respect to Taxes or otherwise before any Governmental Authority that is inconsistent with or contrary to the making of the Section 338(h)(10) Election, except in the case of this clause (C) as otherwise required by applicable Law.

(v)    Any agreement among Buyers and Sellers to make an election under Section 5.6(g)(i) or Section 5.6(g)(ii) shall be contingent on the Parties reaching final agreement on the allocation of the Non-U.S. Tax Consideration among the assets of the International Acquired Companies (in the case of an election under Section 5.6(g)(i)), or on the allocation of a portion of the U.S. Tax Consideration among the assets of Granite Transport (in the case of an election under 5.6(g)(ii)), in each case in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder, as applicable.

(h)    Sellers shall indemnify and hold harmless Buyers, their Affiliates (including, after the Closing, the Acquired Companies) and each of their respective officers, directors, employees or agents (each, an “Indemnified Party”) from and against any Losses to the extent that such Losses are incurred by the applicable Indemnified Party and are attributable to (i) income Taxes of any Seller Consolidated Group (other than to the extent attributable to an Acquired Company, as determined on a stand-alone basis) imposed on any Acquired Company, including pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. Law), including in respect of the transfer of the Transferred Real Property and the Transferred Tangible Assets, (ii) any Transfer Taxes for which Sellers are responsible under Section 5.6(e), and (iii) any ongoing audits or other similar Actions listed in Section 3.8(d) of the Disclosure Schedule (collectively, “Indemnified Taxes”). Notwithstanding anything in this Agreement to the contrary, Sellers’ covenant and agreement to indemnify the Indemnified Parties for Indemnified Taxes shall survive for the applicable statute of limitations plus 60 days.

(i)    Any amounts to be paid pursuant to Section 5.6(h) shall be treated as an adjustment to the Purchase Price for all purposes, except as otherwise required by applicable Law.

Section 5.7    Use of Names.

(a)    Buyers hereby acknowledge that all right, title and interest in and to all Company Names previously used by the Acquired Companies, together with all variations and acronyms thereof and all trademarks, service marks, domain names, trade names, trade dress, company names and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing are owned exclusively by Sellers and its Affiliates. Buyers agree that, reasonably promptly following the Closing, and in any event within 30 days of Closing, Buyers shall change the names of each of the Acquired Companies that contain any of the Company Names to a name that is not confusingly similar to and does not contain any of the Company Names, and shall specifically remove the Company Names from each such entity’s name. Notwithstanding anything to the contrary contained in this Section 5.7(a), for a period of 180 days after the Closing Date, the Acquired Companies may continue to use products with labeling that contain the Company Names to the extent that such products exist and, solely consistent with the manner used and distributed, as of the Closing Date in connection with the operation of the Business; provided that neither Buyers nor any of their Affiliates (including the Acquired Companies) shall produce any additional copies of such products after the Closing Date; provided, further, any unintentional, immaterial and inadvertent use of the Company Names by Buyers and their Affiliates after such 180-day period shall not be deemed a material breach of this Agreement, so long as Buyers and their Affiliates promptly remediate and refrain from continuing such use upon notice by Sellers or upon becoming aware of such use.

(b)    Reasonably promptly following the Closing, and in any event within 30 days of Closing, Sellers shall and shall use commercially reasonable efforts to cause each of their Affiliates to (i) cease and discontinue all uses of the Business Names and (ii) complete the removal of the Business Names from all public-facing instances on products, properties, technical information and promotional materials; provided, further, any unintentional, immaterial and inadvertent use of the Business Names by Sellers and their Affiliates after such 30-day period shall not be deemed a material breach of this Agreement, so long as Sellers and their Affiliates promptly remediate and refrain from continuing such use upon notice by Buyers or upon becoming aware of such use.

Section 5.8    Post-Closing Confidentiality Obligations. Sellers acknowledge that (i) Sellers and their respective Affiliates have each had access to certain non-public confidential information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information of the Acquired Companies and the Business (“Confidential Information”) and (ii) the unauthorized use or disclosure of any Confidential Information at any time may irreparably damage Buyers and their Affiliates (including the Acquired Companies following the Closing). Each Seller shall (and shall cause its Subsidiaries and Affiliates and its and their respective representatives to) hold in confidence the Confidential Information to which it was given access as described above and shall not, directly or indirectly, disclose, publish, or otherwise make available any such Confidential Information to the public or to any Person or use any such Confidential Information for its own benefit or for the benefit of any other Person; provided, however, that Sellers may disclose such Confidential Information if, but only to the extent, required to do so by applicable Law, provided, further, that in such case, Sellers shall provide Buyers with prior written notice thereof so that Buyers may seek an appropriate protective order or other appropriate remedy, and Sellers shall cooperate with Buyers and their Affiliates in connection therewith; provided, further, that, in the event that a protective order or other remedy is not obtained, Sellers shall furnish only that portion of such information which, based on the advice of their counsel, Sellers are legally compelled to disclose and shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment shall be accorded any such information so disclosed. Additionally, notwithstanding anything in this Section 5.8 to the contrary, Sellers may use or disclose Confidential Information to which they were given access as described above (i) in connection with any dispute between the Parties regarding this Agreement or any other Transaction Document or the Transaction, (ii) in connection with the defense of any claim by a third party, and (iii) in connection with the preparation by any Seller of any Tax Return or other required filing with any Governmental Authority, provided that in each case, Sellers shall exercise reasonable best efforts to obtain reliable assurance from any third party to whom a Seller has disclosed Confidential Information from and after the Closing pursuant to this Section 5.8 that such Confidential Information shall be treated confidentially by such third party.

Section 5.9    Non-Solicitation; Non-Competition.

(a)    Each of the Parties agrees that until the fourth anniversary of the Closing Date it shall not (and shall cause its respective Subsidiaries and controlled Affiliates not to) directly, or indirectly through another Person, solicit, induce, hire or attempt to solicit, induce or hire, (i) in the case of Sellers, any employee of any Buyer, Acquired Company or any of their respective Affiliates, or (ii) in the case of Buyers, any employee of Sellers or its Affiliates, in each case, to leave the employ of the such Person, except that the foregoing shall not preclude the solicitation of any such employee resulting from general advertisements for employment placed by the hiring Party (including any recruitment efforts conducted by any recruitment agency, provided that the hiring Party has not directed such recruitment efforts at any of the employees of the other Party). Notwithstanding anything herein to the contrary, the no-hire restriction restricting Sellers and their respective Affiliates pursuant to this Section 5.9(a) shall be limited solely to not hiring or attempting to hire the Persons set forth on Section 5.9(a) of the Disclosure Schedule.

(b)    In consideration of the Purchase Price, each Seller agrees that until the fourth anniversary of the Closing Date, it shall not (and shall cause its Subsidiaries and controlled Affiliates not to) directly, or indirectly through another Person, (i) as an owner, equity or profit interests holder (except as an investor holding not more than five percent of the outstanding capital stock of a publicly held company), partner, employee, consultant, director, manager, officer, principal, agent, trustee, advisor, independent contractor or other service provider (of an executive, management, marketing, selling, research and development, agency, administrative, financial or consulting nature, or otherwise), engage in or assist others in engaging in any Competing Business in any capacity, or (ii) solicit, entice, encourage, induce or influence, or attempt to solicit, entice, encourage induce or influence, any Person who is a customer, supplier or distributor of any Acquired Company, Buyers or their respective Affiliates as of the Closing Date to (A) cease doing business with such Acquired Company, Buyers or their respective Affiliates or (B) materially interfere with its relationship with the Acquired Companies, Buyers or their respective Affiliates.

(c)    From and after the Closing, neither Party shall (and shall cause its Subsidiaries and controlled Affiliates not to) directly, or indirectly through another Person, disparage the other Party (including with respect to Buyers, the Acquired Companies), their respective Affiliates, or any of their respective equityholders, directors, managers or officers, or any of the Party’s, or any of their respective Subsidiaries’ (including the Acquired Companies’) products or services.

(d)    If a Party or its Affiliates breaches, or threatens to commit a breach of, this Section 5.9, the other Parties shall have the right and remedy to have this Section 5.9 specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Section 5.9 would cause irreparable injury to Buyers and their Affiliates, on the one hand, or Sellers and its Affiliates (other than the Acquired Companies), on the other hand, as the case may be, and that money damages would not provide an adequate remedy to Buyers and their Affiliates, on the one hand, or Sellers and their Affiliates (other than the Acquired Companies), on the other hand, as the case may be.

(e)    Each subsection of this Section 5.9 constitutes a separate and distinct provision. If any provision of this Section 5.9 is finally judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 5.9 shall remain in full force and effect. The invalid, ineffective or unenforceable provision shall, without further action by the Parties, be automatically amended to effect the original purpose and intent of the invalid, ineffective or unenforceable provision, except that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

Section 5.10    Public Announcements

. Neither Buyers nor any of their Affiliates or representatives, on the one hand, nor Sellers or any of their Affiliates or representatives, on the other hand, shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the Transaction, without the prior written consent of the other Parties, except in each case as may be required by Law or stock exchange rules, in which case such other Parties shall have a reasonable opportunity to comment on such communication in advance of such disclosure; provided, that (a) Buyers shall be entitled to share this Agreement and the terms hereof with any of its direct or indirect partners, prospective partners or investors, equityholders, members, managers, directors, officers, Affiliates, debt financing sources or agents, (b) after the Closing, any Party may make public statements and communicate with members of the media, including the publication of “tombstone” advertisements, without the consent of the other Parties, to the extent that such public statements or communications contain or involve only (i) information included in a prior press release or other public statements or public announcements or media communications previously approved pursuant to this Section 5.10 or (ii) information that is otherwise in the public domain, and (c) Sellers or any of their Affiliates or representatives may discuss the Transaction with prospective acquirors of any of Seller’s other businesses; provided such discussion does not include specific provisions of this Agreement, including the Purchase Price.

Section 5.11    No Negotiations.

(a)    Sellers agree that, during the Interim Period, Sellers shall not, and shall cause their Affiliates and their and their Affiliates’ respective representatives not to, directly or indirectly: (i) take any action to solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal from a Person or group of Persons regarding an Alternative Transaction Proposal; (ii) enter into, engage in or participate in any discussions or negotiations with any Person or group of Persons regarding an Alternative Transaction Proposal; or (iii)  enter into any agreements or other instruments (whether or not binding) regarding an Alternative Transaction Proposal. As used in this Agreement, the term “Alternative Transaction Proposal” means any inquiry, proposal or offer from any Person (other than Buyers or any of their Affiliates) concerning (A) any direct or indirect sale or issuance of any Equity Securities of any Acquired Company or of a substantially portion of the Business or assets of the Acquired Companies or (B) any merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving any Acquired Company.

(b)    During the Interim Period, Sellers shall promptly notify Buyers if any Seller or Seller Parent or any of their respective representatives receives an Alternative Transaction Proposal or an inquiry, proposal or request for information that is reasonably expected to lead to, or result in, an Alternative Transaction Proposal, and Sellers shall provide Buyers with the identity of any Person making any such Alternative Transaction Proposal, inquiry, proposal or request; provided, that, while Sellers shall notify Buyers of any such Alternative Transaction Proposal or inquiry, proposal or request, Sellers shall not be required to disclose the identity of any such Person if, at the time Sellers receive such Alternative Transaction Proposal or inquiry, Sellers are bound by a confidentiality or non-disclosure Contract restricting the disclosure of such Person’s identity or such Person was already negotiating with Sellers regarding an Alternative Transaction Proposal prior to the date of this Agreement. Sellers shall, and shall cause their Affiliates and their and their Affiliates’ respective representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction Proposal or any inquiry, proposal or request for information that may reasonably be expected to lead to an Alternative Transaction Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any such Person or its representatives, (iii) terminate all physical and electronic data room access previously granted to any such Person or its representatives, and (iv) enforce the provisions of any existing confidentiality or non-disclosure Contract entered into with respect to any potential Alternative Transaction Proposal.

(c)    Sellers agree that the rights and remedies for noncompliance with this Section 5.11 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyers and that money damages may not provide an adequate remedy to Buyers.

Section 5.12    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the Parties shall (a) cooperate with the others and use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transaction (including actions necessary to prevent the entry of any injunction or other Order) and (b) refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing.

Section 5.13    Efforts; Consents; Governmental Filings.

(a)    Without limiting the provisions set forth in Section 5.12, each Party shall use its commercially reasonable efforts to cause the Closing to occur by the Outside Date. Such commercially reasonable efforts shall include (A) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (B) obtaining and maintaining (1) all Consents and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate and make effective the Transaction (whether or not such Consents and other confirmations are conditions to the consummation of the Transaction pursuant to ARTICLE VI), and (2) any other necessary or advisable Consents of Governmental Authorities under applicable Laws, including Antitrust Laws, for the Transaction or the approval of Buyers as the purchasers of the Business (such Consents, the “Governmental Consents”), and (C) executing and delivering any additional instruments necessary or advisable to promptly obtain the Governmental Consents and/or to consummate the Transaction; provided, however, that neither Sellers nor Buyers shall be required to pay any fees or other payments to any such Governmental Authority in order to obtain any such Consent (other than filing fees that are imposed by Law on either Party). During the Interim Period, Buyers shall not, and shall cause their controlled Affiliates not to, acquire or agree to agree, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in any business or any corporation, partnership, association or other business organization or division thereof, or any other Person, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transaction or the expiration or termination of any applicable waiting period; (2) materially increase the risk of any Governmental Authority entering an Order prohibiting the consummation of the Transaction; (3) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (4) materially delay or prevent the consummation of the Transaction.

(b)    Sellers and Buyers agree, (i) to make or cause to be made all filings required of each of them or any of their respective Subsidiaries or Affiliates with the applicable Governmental Authority with respect to the Governmental Consents as promptly as practicable and, in any event, within five Business Days after the date hereof in the case of all filings required by the HSR Act, and (ii) to supply promptly any additional information and documentary material that may be requested in connection with the Governmental Consents (including, in the case of Buyers, to promptly make available to the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and any other applicable Governmental Authority information and appropriate personnel in response to any queries made by them that are raised in connection with the Governmental Consents, which may include information regarding this Agreement, Buyers’ capabilities as the potential purchasers of the Business, or other matters). Subject to the other provisions of this Section 5.13, each of the Parties shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Buyers shall pay for all filing fees under the HSR Act or other Antitrust Laws.

(c)    If any objections are asserted with respect to the Transaction under any Antitrust Law or if any Action is instituted or threatened by any Governmental Authority or any private party challenging the Transaction as violative of any Antitrust Law, each of Sellers and Buyers shall use their commercially reasonable efforts to promptly resolve such objections. In this case, Sellers and Buyers agree that “commercially reasonable efforts” includes, in the case of Buyers, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person (including any Governmental Authority under applicable Antitrust Laws) seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transaction.

(d)    Subject to applicable Law or Order, Buyers shall, to the extent permitted by the relevant Governmental Authority, promptly disclose to Sellers, and provide copies to Sellers of, all correspondence, filings or communications between Buyers or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, relating to the matters that are the subject of this Agreement and the Transaction. Buyers shall, to the extent permitted by the relevant Governmental Authority, permit Sellers to review in advance any proposed correspondence, filings or communication by Buyers to any Governmental Authority relating to the matters that are the subject of this Agreement; provided, however, that materials may be redacted (i) to remove references concerning the valuation, projections, business plans or prospects of the Business, (ii) as necessary to address reasonable attorney-client or other privilege concerns, and (iii) as necessary to otherwise comply with contractual arrangements or applicable Law. Buyers shall (A) not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry related to the Transaction unless it, to the extent permitted by such Governmental Authority, gives Sellers the opportunity to attend and participate at such meeting and (B) consult with Sellers’ counsel with respect to, or give Sellers’ counsel the opportunity to attend, that portion of any meeting with any Governmental Authority in which the valuation, projections, business plans or prospects of the Business are discussed. Each of the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking the Governmental Consents.

Section 5.14    Termination of Related Party Transactions; Shared Contracts. Except for the Transaction Documents and the Contracts set forth on Section 5.14 of the Disclosure Schedule, all Contracts and accounts receivable or payable between and among any Acquired Company, on the one hand, and any Seller or any current or former manager, director, member, officer, equityholder of any Seller or its Affiliates, on the other hand, including the Contracts set forth on Section 3.21 of the Disclosure Schedule, shall be terminated in their entirety upon the Closing by the parties thereto and shall be deemed voided, cancelled and discharged in their entirety. Neither Buyers nor any of the Acquired Companies shall have any Liability in respect of such Contracts or the termination thereof.

Section 5.15    Existing Bonds and Existing Guarantees. During the Interim Period, Buyers shall use commercially reasonable efforts to obtain the full and unconditional release, effective as of the Closing, of each Seller and its Affiliates from any Liability of the Acquired Companies pursuant to any of the Existing Bonds or Existing Guarantees, and which are outstanding as of the Closing, including commercially reasonable efforts to obtain the termination and redelivery to Sellers or their Affiliates of each instrument constituting or evidencing such Existing Bond or Existing Guarantee (each such release, a “Support Obligation Release”). At Sellers’ request, Buyers shall keep Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and obtained the Support Obligation Releases. During the Interim Period, Sellers shall, and shall cause their Affiliates and their respective representatives to, provide to Buyers such cooperation as is reasonably requested by Buyers in connection with seeking the Support Obligation Releases; provided that neither Sellers, the Acquired Companies (in respect of periods prior to Closing), or their Affiliates shall be required to (a) pay any commitment or other similar fee or (b) incur any other Liability in connection with the Support Obligation Release except to the extent, in each case of (a) and (b), indemnified in full and defended and held harmless by Buyers to the satisfaction of Sellers. To the extent any Support Obligation Release has not been obtained prior to the Closing, Sellers shall maintain, at the sole cost and expense of Buyers, such Existing Bonds and Existing Guarantees for which a Support Obligation Release has not been obtained during the period ending on the earlier of (A) the date such Support Obligation Release has been obtained and (B) the date on which all obligations under such Existing Bonds or Existing Guarantees have been fully performed or have expired; provided that (1) Buyers and the Acquired Companies shall indemnify, defend and hold harmless Sellers and their Affiliates in full for any and all Liabilities that may be incurred by Sellers, Seller Parent or any of their respective Affiliates related thereto and (2) Buyers and the Acquired Companies shall not renew or extend the term of, or increase the obligation under, such Existing Bonds or Existing Guaranties (other than any renewals or other such actions taken by the counterparty pursuant to the terms thereof). Each of the counterparties to an Existing Bond or Existing Guarantee, as applicable, shall be deemed a third party beneficiary for purposes of this Section 5.15 and shall have the right to enforce such agreements pursuant to this Section 5.15 directly against Buyers and the Acquired Companies to the extent they deem such enforcement necessary or advisable to protect its rights. Buyers shall, or shall cause its controlled Affiliates to, promptly respond to all requests for information or otherwise from the counterparty to any Existing Bond or Existing Guarantee and shall promptly pay any amounts owed in respect of the Existing Bonds and Existing Guarantees, in each case in a manner consistent with Buyers’ ordinary course practices.

Section 5.16    Insurance Matters. Following the Closing, if requested in writing by Buyers, Seller Parent shall, and shall cause its controlled Affiliates to, make claims and cooperate with Buyers regarding the processing of each claim under any third-party insurance policy carried or arranged by Seller Parent or one of its Subsidiaries (other than an Acquired Company) (such insurance policies, the “Seller Parent Insurance Policies”) for any pre-Closing period for the benefit of the Acquired Companies or the Business, in each case with respect to any claim for pre-Closing occurrences (whether or not such claims are known or reported prior to or after the Closing) (any such claim, a “Pre-Closing Claim”).  In the event Buyers or any of their Affiliates become aware of any Action that would constitute a Pre-Closing Claim for which it intends to seek coverage under the Seller Parent Insurance Policies, Buyers shall promptly notify Seller Parent of such Action and provide Seller Parent with the information reasonably necessary for Seller Parent to make a claim under any Seller Parent Insurance Policy and shall, to the extent applicable, use their commercially reasonable efforts to mitigate any Losses related thereto. Each of Buyers and Sellers shall cooperate with the other Parties and provide such other Parties with such detail and other information as may reasonably be requested by such Party seeking coverage or the insurer in order for Sellers to seek insurance proceeds with respect to any such Pre-Closing Claim.  For the avoidance of doubt, such cooperation shall include (a) making available relevant documentation and personnel, (b) participating in meetings with representatives of the potential insurers, and (c) permitting insurers or potential insurers access to other diligence materials reasonably requested. In the event that Seller Parent or any of its Affiliates receive insurance proceeds with respect to any such Pre-Closing Claim, such proceeds shall be promptly transferred to the applicable Acquired Company. Sellers shall be responsible for any third-party deductibles, self-insured retentions, coinsurance payments and other similar costs and expenses payable under any such Seller Parent Insurance Policies (the “Seller Costs”) and Buyers shall otherwise be responsible for all other out-of-pocket costs and expenses incurred in connection with any such Pre-Closing Claim; provided that other than such Seller Costs, Sellers shall not otherwise be responsible for any other Losses related to such Pre-Closing Claims, including to the extent (i) any insurance company that has issued any Seller Parent Insurance Policy fails to pay such Losses (except to the extent such failure is due to a breach by Seller Parent or any of its Affiliates of this Section 5.16), or (ii) such Pre-Closing Claim, or portion thereof, is not covered by a Seller Parent Insurance Policy as a result of any action of Buyers or any of their Affiliates; provided, however, that Sellers shall, and shall cause their Affiliates to, use their commercially reasonable efforts (at Buyers’ expense) to contest any claim wrongfully denied by any insurer under any Seller Parent Insurance Policies. Seller Parent shall not and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the Seller Parent Insurance Policies that would materially and adversely affect any Acquired Company’s rights therein without the prior written consent of Buyers. For a period of four years following the Closing, if requested in writing by Buyers and reasonably necessary with respect to a Pre-Closing Claim, Sellers shall, and shall cause their Affiliates to, use commercially reasonable efforts to provide insurance loss runs related to the Acquired Companies.

Section 5.17    Matters Related to the DSC Actions.

(a)    Notwithstanding anything in this Agreement to the contrary, Buyers and their Affiliates (including the Acquired Companies) shall have sole responsibility for taking the DSC Actions following the Closing. Without limiting the foregoing, Buyers and their Affiliates shall (i) perform the remaining required DSC Actions promptly and in good faith and shall use commercially reasonable efforts to mitigate the DSC Costs, (ii) maintain accounting related to the DSC Actions consistent with the prior practice of the Business, (iii) keep Sellers reasonably informed with respect to the status of the DSC Actions upon Sellers’ request, and (iv) provide Sellers monthly calculations of the DSC Costs incurred and paid as of such date, including any amounts paid in the prior month pursuant to Section 5.17(b), as well as reasonable supporting backup documentation (each such monthly calculation, together with all supporting backup documentation, a “DSC Monthly Report”).

(b)    Subject to the terms and conditions set forth in this Section 5.17, following the Closing, Sellers shall be responsible for (i) 85% of the DSC Costs up to the First DSC Threshold (the “First DSC Threshold Costs”), (ii) 0% of the DSC Costs in excess of the First DSC Threshold and up to the Second DSC Threshold (the “Second DSC Threshold Costs”) and (iii) 100% of the DSC Costs in excess of the Second DSC Threshold and up to the Third DSC Threshold (the “Third DSC Threshold Costs”). Within ten days following a written request from Buyers to Sellers for the payment of DSC Costs, (A) US Seller and US Buyer shall, in the case of First DSC Threshold Costs, cause the Escrow Agent to release to US Buyer, by wire transfer of immediately available funds from the DSC Escrow Account to an account designated by US Buyer, an amount in cash equal to the portion of the First DSC Threshold Costs covered by such written request, and (B) US Seller shall, in the case of Third DSC Threshold Costs, pay to US Buyer, by wire transfer of immediately available funds to an account designed by US Buyer, an amount in cash equal to the portion of the Third DSC Threshold Costs covered by such written request; provided, however, that no such payment shall result in a waiver by Sellers of any objection to any calculations of DSC Costs subject to such payment or otherwise reflected in any DSC Monthly Report. Notwithstanding the foregoing, Sellers and its Affiliates shall not be responsible for any Liabilities relating to the DSC Actions (1) in excess of the funds held in the DSC Escrow Account, in respect of the DSC Costs up to the First DSC Threshold, or (2) in an aggregate amount in excess of the DSC Cap. Sellers shall have 30 days following the submission by Buyers to Sellers of a DSC Monthly Report to review and dispute in writing any calculations of DSC Costs set forth on such DSC Monthly Report. The Parties shall use their commercially reasonable efforts to resolve any such disputes promptly and, in the event that, following any such dispute resolution, it is determined that US Buyer received payment for any DSC Costs that should not have been paid pursuant to the terms of this Section 5.17, US Buyer shall promptly, and in any event within ten days, reimburse the Escrow Account or US Seller, as applicable, for such amount.

(c)    Pursuant to the terms of the Escrow Agreement, upon the earlier to occur of (i) the agreement of the applicable customer counterparty to fully pay for the DSC Costs and (ii) final resolution of the DSC Actions and final calculation of the DSC Costs, US Buyer and US Seller shall, to the extent that any amounts remain in the DSC Escrow Account as of such time, jointly instruct the Escrow Agent to release from the DSC Escrow Account, by wire transfer of immediately funds, (i) to US Buyer, to an account designated in writing by US Buyer, an amount in cash equal to the sum of (A) any DSC Costs not otherwise previously paid from the release of funds from the DSC Escrow Account and (B) 50% of any funds remaining in the DSC Escrow Account after taking into account the payment contemplated by Section 5.17(c)(i)(A) and (ii) to US Seller, to an account designated in writing by US Seller, an amount in cash equal to any funds remaining in the DSC Escrow Account after taking into account the payment contemplated by Section 5.17(c)(i).

(d)    Sellers shall have all rights to seek to recover any DSC Costs from any third parties, including those Persons designated on Section 5.17(d) of the Disclosure Schedule, which such efforts may include litigation with legal counsel reasonably acceptable to Buyers, subject to Section 5.17(d) of the Disclosure Schedule. Buyers shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to assist Sellers in connection with such efforts by Sellers, including by making books, documents (including emails) and personnel reasonably available to Sellers (including, in the case of personnel, in connection with the preparation and attendance of depositions and other Actions related to the DSC Actions), provided that Sellers shall reimburse Buyer for any reasonable and documented out-of-pocket costs incurred by Buyers and the Acquired Companies in connection with providing such assistance. Without limiting the foregoing and subject to Section 5.17(d) of the Disclosure Schedule, without the prior written consent of Sellers, (A) Buyers shall not, and shall cause the Acquired Companies not to, take any action or agree to any settlement or compromise, that restricts the ability of Sellers (or any subcontractor of the Acquired Companies) to seek full recovery against any third parties for the amount of any DSC Costs paid from the DSC Escrow Account or directly by Buyers or Sellers pursuant to Section 5.17(b), and Sellers shall be fully subrogated to the extent of such payment to all of the rights of recovery of Buyers and its Affiliates against any such third party, and Buyers shall and shall cause the Acquired Companies to, take such actions as are reasonably necessary to secure such rights, including the execution of such documents necessary to enable the Sellers effectively to bring an Action to enforce such rights; provided, that, in no event will Sellers or any of their Affiliates agree to, without the prior written consent of Buyers, any settlement or compromise in any such Action to enforce such rights unless such settlement or compromise contains an unconditional full release of Buyers and their Affiliates in connection with such DSC Actions, and (B) in no event will Buyers, Sellers or any of their respective Affiliates agree to any settlement or compromise of liability of any third party with respect to the DSC Actions unless such settlement or compromise contains an unconditional full release of Sellers or buyers, respectively, and their respective Affiliates in connection with such DSC Actions. Any payment recovered by Sellers or any of their respective Affiliates from a third party in respect of the DSC Costs, shall (i) first, be used to reimburse Sellers for any DSC Recovery Costs, (ii) then to reimburse Buyers and their respective Affiliates for any DSC Costs not previously paid or reimbursed by Sellers, a third party or from funds held in the DSC Escrow Account, and (iii) thereafter, be split equally between Buyers and Sellers; provided that Sellers have no right to any reimbursed amounts in excess of the DSC Cap. Each of the Parties shall promptly notify the other Parties of any such reimbursement.

(e)    Notwithstanding any other provision hereof, following the Closing, to the extent that the Acquired Companies collect Existing DSC Assets in an amount in excess of the Associated DSC Liabilities, such Existing DSC Assets in excess of the Associated DSC Liabilities (in each case less all costs of collection) shall be paid to Sellers within 10 Business Days after such amounts have been received by the Acquired Companies. The Acquired Companies shall use their commercially reasonable efforts to collect the Existing DSC Assets and shall not agree to any discounts or concessions related to the Existing DSC Assets without the prior written consent of Sellers; provided, however, that in no event shall the Acquired Companies or any of their Affiliates be required to initiate a lawsuit or arbitration proceeding against any Person that owes such Existing DSC Assets in any jurisdiction in an effort to collect any Existing DSC Assets, nor shall they be required to sell or assign any Existing DSC Assets (or any rights to collection thereof) to any collection agent or other Person. For purposes hereof, (i) “Existing DSC Assets” means all current assets of the Acquired Companies related to the project set forth on Section 5.17(e) of the Disclosure Schedule, and (ii) “Associated DSC Liabilities” means all current liabilities of the Acquired Companies related to the project set forth on Section 5.17(e) of the Disclosure Schedule, in each case, as of the Closing and except to the extent related to the assets and liabilities incurred in connection with the DSC Actions, which had a net value of $3,791,226.23 as of October 31, 2021. For the avoidance of doubt, in no event shall the Acquired Companies be obligated to pay to Sellers any amounts in respect of the Existing DSC Assets to the extent such amounts collected following the Closing do not exceed the Associated DSC Liabilities.

Section 5.18    Legacy Layne Claims; Identified Pre-Closing Actions.

(a)    Notwithstanding anything contained herein to the contrary, Sellers shall retain all Liabilities relating to the Legacy Layne Claims.

(b)    Following the Closing, Sellers shall indemnify and hold harmless the Indemnified Parties from and against any and all Losses resulting from or arising out of (i) the Legacy Layne Claims and (ii) the Actions identified under items 2 and 3 in Section 3.14(a) of the Disclosure Schedule (the “Identified Pre-Closing Actions”).

(c)    Sellers shall be responsible for managing, and shall have the authority to manage, the defense and resolution (including settlement) of the Identified Pre-Closing Actions; provided, however, that Sellers may not, without the prior written consent of Buyers, consent to any admission or the entry of any judgment or Order with respect to any Identified Pre-Closing Action, or enter into any settlement, which (i) imposes an Order or injunction or other equitable relief upon an Indemnified Party or its business, (ii) does not include an unconditional provision whereby the plaintiff or claimant in such Identified Pre-Closing Action irrevocably releases the applicable Indemnified Party from all Liabilities with respect thereto, (iii) involves a finding or admission of any wrongdoing on the part of any Indemnified Party, (iv) imposes any limitation or restriction of any kind or nature whatsoever on the Business or any other operations or activities of any Indemnified Party, or (v) could otherwise have a material and adverse effect on any Indemnified Party’s business, operations, assets, or financial condition.

(d)    Buyers shall cause Granite Inliner to use its commercially reasonable efforts to cooperate with Sellers in connection with the management, defense and resolution of the Identified Pre-Closing Actions, at the sole cost of Sellers, including to (i) promptly forward to Sellers any written notices and other written communications received from third parties involved in the Identified Pre-Closing Actions, (ii) provide Sellers and their representatives with reasonable access to the personnel and records of Granite Inliner in the control of Buyers or Granite Inliner, (iii) facilitate discussions with the plaintiffs or claimants in the applicable Identified Pre-Closing Actions and their representatives at the direction of Sellers, and (iv) take other actions that may be reasonably requested by Sellers, in each case of clauses (ii) through (iv), to the extent reasonably required in connection with the management, defense and resolution of the Identified Pre-Closing Actions, during normal business hours, upon reasonable prior written notice by Sellers and to the extent it would not materially interfere with the operation of Buyers and Granite Inliner.

Section 5.19    Title Policies. At the sole cost and expense of Buyers, prior to the Closing, Sellers shall use its commercially reasonable efforts to assist (including providing information and documentation reasonably requested) Buyers in obtaining customary affidavits of title, transfer tax forms and other similar documents reasonably necessary to permit a nationally recognized title insurance company to record the Deeds and to issue title insurance policies in favor of the applicable Acquired Companies. Buyers acknowledge and agree that in no event will the obtaining of any title insurance be a condition to Closing.

Section 5.20    Intellectual Property Matters.

(a)    Prior to the Closing, Sellers shall provide Buyers a list of actions that must be taken within 60 days following the Closing Date (including the payment of any registration, maintenance or renewal fees of the filing of any affidavits, responses, recordations, certificates or other documents) in order to maintain any registered Owned Intellectual Property.

(b)    During the Interim Period, Sellers shall, or shall cause the relevant Acquired Company to, use their commercially reasonable efforts to have executed and filed (as applicable) with the United States Patent and Trademark Office and the Canadian Intellectual Property Office the assignment documents located on Section 5.20(b) of the Disclosure Schedule; provided that in no event shall commercially reasonable efforts require Sellers or any Acquired Company to make any payment to any counterparty under such documents.

Section 5.21    Misallocated Assets. If, at any time after the Closing Date, any of Buyers, Sellers or any of their respective Affiliates discovers (a) that any Seller or any of its Affiliates is the owner of, receives or otherwise comes to possess, any asset (other than the assets (i) set forth on Section 3.20(b) of the Disclosure Schedule or (ii) used to perform the services under the Transition Services Agreement) used primarily in the operation of the Business as currently conducted or (b) that any asset not used primarily in the operation of the Business as currently conducted that should not have been, but inadvertently was, transferred by Sellers to an Acquired Company in connection with the Transaction (any such assets described in clause (a) or (b), the “Misallocated Assets”), Sellers or Buyers, as applicable shall, or shall cause their applicable Affiliates to, promptly transfer such Misallocated Assets to the other Party or one or more of their Affiliates as may be designated (and Buyers or Sellers, as the case may be, will, and will cause their respective Affiliates to), accept such Misallocated Assets) for no additional consideration. Prior to any such transfer, the Misallocated Assets shall be held in trust for the benefit, insofar as reasonably possible, of the transferees (and at the transferring Parties’ sole expense) until the consummation of the transfer thereof. In furtherance of the foregoing, Sellers or Buyers, as the case may be, shall, or shall cause its applicable Affiliates to, promptly pay or deliver to Buyer (or one or more of their Affiliates as Buyers may designate) any monies or checks which have been sent to Sellers or its applicable Affiliates by customers, suppliers or other contracting parties in respect of any such Misallocated Assets and which should have been sent to Buyers or its applicable Affiliates (including promptly forwarding invoices or similar documentation to Buyers or its applicable Affiliates).

Section 5.22    Claim Recovery. Following the Closing, in the event Buyers or the Acquired Companies resolve or otherwise collect an amount in excess of $3,500,000 (the “Claim Recovery Amount”) relating to or in connection with the Action set forth on Section 2.4(a)(vi)(B) of the Disclosure Schedule, Buyers shall promptly (and in any event within five Business Days) pay or caused to be paid to US Seller, by wire transfer of immediately available funds to an account designated by US Seller, an amount in cash equal to 50% of the aggregate amount collected by Buyers or the Acquired Companies related to such Action in excess of the Claim Recovery Amount.

Section 5.23    Financing Covenants.

(a)    Buyers shall use their commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Commitment Letters (including the flex provisions in any fee letter) on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter and using commercially reasonable efforts to (i) satisfy, or cause to be satisfied, on a timely basis all conditions precedent in the Debt Commitment Letter that are to be satisfied by Buyers, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter, (iii) consummate the Financing at or prior to the Closing if all of the conditions set forth in ARTICLE VI have been satisfied or will be substantially concurrently satisfied, and (iv) comply with its obligations under the Commitment Letters and, on the Closing Date, any definitive financing agreement entered into pursuant to the Debt Commitment Letter.

(b)    Buyers shall give Sellers prompt written notice (i) of any breach or default by Buyers, or to the knowledge of Buyers, any party to either Commitment Letter or other definitive agreements with respect thereto, (ii) if and when Buyers receives notice that any portion of the Financing contemplated by either Commitment Letter necessary to finance the Purchase Price is not reasonably expected to be available, (iii) of the receipt of any written notice or other written communication from any party to either Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other definitive agreements with respect thereto, and (iv) of any expiration or termination of either Commitment Letter or other definitive agreements with respect thereto. Buyers shall not, without the Sellers prior written consent, permit or consent to any amendment, supplement or modification to be made to either Commitment Letter if such amendment, supplement or modification would reasonably be expected to (i) materially impair, delay or prevent the timely consummation of the Transaction, (ii) reduce the aggregate amount of the Financing below that required to satisfy all of the Closing Date payment obligations of Buyers under this Agreement, (iii) impose new or additional conditions or otherwise expand any of the conditions to the receipt of the Financing, or (iv) otherwise adversely affect the ability of Buyers to timely consummate the Transaction; provided that, for the avoidance of doubt, Buyers may amend, supplement, modify or waive any terms of the Debt Commitment Letter or other definitive agreements with respect thereto without the consent of Sellers to (A) correct typographical errors or (B) add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar credit quality (by assignment or otherwise), subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement, and Buyers shall promptly provide to Sellers copies of any such amendments. For purposes of this Agreement, references to the "Debt Commitment Letter" shall include such document(s) as permitted or required by this Section 5.23 to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver.

(c)    If all or any portion of the Debt Financing becomes unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any flex terms applicable thereto or any related fee letter) and is necessary to satisfy the payment obligations of Buyers under this Agreement, Buyers shall use its commercially reasonable efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace such necessary unavailable portion of the Financing (“Alternative Financing”) on (i) economic terms taken as a whole and (ii) other terms, in each case, that are not materially less favorable in the aggregate to Buyers than the terms of the Debt Commitment Letter (including any flex terms applicable thereto).

In the event such Alternative Financing is obtained, all references to the Debt Financing shall be deemed to include such Alternative Financing, all references to the Debt Financing Sources shall include the Persons providing or arranging the Alternative Financing. Buyers shall promptly provide Sellers with a true and complete copy of any such new or proposed Alternative Financing. If Buyers have obtained substitute financing, the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, all references to the Debt Financing shall be deemed to include such substitute financing.

Section 5.24    Bank Accounts. During the Interim Period, Sellers shall, and shall cause their Affiliates to (a) set up or re-activate a bank account supporting payroll operations held or to be held by Granite Inliner and transfer all necessary payroll information of the applicable Employees in order for such bank account to be fully operational for purposes of processing payroll following the Closing and (b) replace the signatories of each bank account held by an Acquired Company with the individuals designated by Buyers, to be effective at or promptly following the Closing.

Section 5.25    Enterprise Agreement. During the Interim Period, Sellers shall, and shall cause Granite Inliner to, (a) use their commercially reasonable efforts to negotiate and enter into a master rental agreement between Granite Inliner and the counterparty to the Contract set forth on Schedule 5.25, at the reasonable discretion and sole cost of Buyers, pursuant to which Granite Inliner may rent from such counterparty equipment of the type that is currently available under such Contract, and (b) transition the equipment primarily used in the Business that is then rented under such Contract to be governed by such new master rental agreement.

ARTICLE VI

CONDITIONS OF CLOSING

Section 6.1    Conditions to Obligations of all Parties. The obligations of each Party to effect the Closing shall be subject to the following conditions except to the extent waived in writing by each of Buyers and Sellers:

(a)    No Prohibition. As of the Closing, no Law shall have been enacted or promulgated by any Governmental Authority and there shall be no Order of a court of competent jurisdiction, in each case that is in effect and continuing and has the effect of preventing the consummation of the Transaction.

(b)    HSR. Any applicable waiting period under the HSR Act relating to the Transaction shall have expired or been terminated.

Section 6.2    Conditions to Obligations of Buyers. The obligations of Buyers to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyers:

(a)    Representations and Warranties and Covenants of Sellers.

(i)    Except with respect to the Sellers Fundamental Representations and the representation and warranty contained in Section 3.7(a)(i)(B), the representations and warranties of Sellers contained in ARTICLE III shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(ii)    The representation and warranty contained in Section 3.4 shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(iii)    The Sellers Fundamental Representations (other than the representation and warranty contained in Section 3.4) and the representation and warranty contained in Section 3.7(a)(i)(B) shall be true and correct in all material respects (except that, with respect to any such representations and warranties therein containing any materiality or Material Adverse Effect qualifications (including Section 3.7(a)(i)(B)), such representations and warranties shall be true and correct in all respect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(iv)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date;

(v)    Since the date of this Agreement, there shall not have occurred a Material Adverse Effect that is continuing; and

(vi)    Sellers shall have delivered to Buyers a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller and in form and substance reasonably acceptable to Buyers, that each of the conditions set forth in Section 6.2(a)(i) through (iv) have been satisfied.

(b)    Sellers’ Closing Deliveries. At or prior to the Closing, Sellers shall have delivered or caused to be delivered the deliveries set forth in Section 2.4(a).

Section 6.3    Conditions to Obligations of Sellers. The obligations of Sellers to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Sellers:

(a)    Representations and Warranties and Covenants of Buyers.

(i)    Except with respect to the Buyer Fundamental Representations, the representations and warranties of Buyers contained in ARTICLE IV shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not prevent or be reasonably likely to materially delay Buyers’ ability to consummate the Transaction;

(ii)    The Buyer Fundamental Representations shall be true and correct in all material respects (except with respect to any such representations and warranties therein containing any materiality qualifications, such representations and warranties shall be true and correct in all respect) as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date);

(iii)    Buyers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iv)    Buyers shall have delivered to Sellers a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer and in form and substance reasonably acceptable to Sellers, that each of the conditions set forth in Section 6.3(a)(i) and (iii) have been satisfied.

(b)    Buyers’ Closing Deliveries. At or prior to the Closing, Buyers shall have delivered or caused to be delivered the deliveries set forth in Section 2.4(b).

ARTICLE VII

TERMINATION

Section 7.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    by mutual written consent of Buyers and Sellers;

(b)    by either Buyers or Sellers upon written notice to the other if the Closing shall not have occurred on or before (i) 11:59 p.m. New York time, August 1, 2022 (the “Outside Date”) and (ii) the failure of the Closing to occur on or prior to such date is not caused by a breach of this Agreement by the Party seeking to terminate this Agreement pursuant to this Section 7.1(b);

(c)    by either Sellers or Buyers, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a final and non-appealable Law or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transaction; provided that the right to termination this Agreement under this Section 7.1(c) shall not be available to the Party who has breached any of its obligations under this Agreement that has been the cause of, or resulted in, the issuance of such a final and non-appealable Law or Action;

(d)    by Buyers upon written notice to Sellers, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Sellers which has rendered the satisfaction of any conditions set forth in Section 6.2 incapable of fulfillment, such violation or breach has neither been waived by Buyers nor, in the case of any breach capable of being cured, cured by Sellers within (i) 20 days of Sellers’ receipt of written notice of such breach from Buyers or (ii) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Buyers if it is then in material breach of any representation, warranty, covenant or other agreement contained herein that has been the cause of or resulted in such condition being incapable of fulfillment; or

(e)    by Sellers upon written notice to Buyers, if there shall have been a breach of any of the representations, warranties, agreements or covenants set forth in this Agreement on the part of Buyers which has rendered the satisfaction of any conditions set forth in Section 6.3 incapable of fulfillment, such violation or breach has neither been waived by Sellers nor, in the case of any breach capable of being cured, cured by Buyers within (i) 20 days of Buyers’ receipt of written notice of such breach from Sellers or (ii) any shorter period of time that remains between the date of delivery of such written notice and the Outside Date; provided that the right to terminate this Agreement under this Section 7.1(e) shall not be available to Sellers if any of them is then in material breach of any representation, warranty, covenant or other agreement contained herein that has been the cause of or resulted in such condition being incapable of fulfillment.

Section 7.2    Effect of Termination. In the event of termination of this Agreement by a Party pursuant to Section 7.1 hereof, written notice thereof shall forthwith be given by the terminating Party to the other Party, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any Party or its respective directors, officers, employees, owners, agents or Affiliates, and the Transaction shall be abandoned without further action by the Parties, except that (a) the provisions of this Section 7.2, and ARTICLE IX hereof shall survive the termination of this Agreement and (b) nothing herein shall relieve any Party from liability for (i) any intentional breach of any provision thereof or (ii) Fraud.

ARTICLE VIII

NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AND OTHER MATTERS

Section 8.1    Non-Survival of Representations and Warranties. The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Parties contained in this Agreement and any other Transaction Document or certificate delivered pursuant hereto shall all terminate at, and not survive, the Closing such that no claim or claim of liability in respect of any such representation or warranty (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any Party or their respective Affiliates after the Closing, except in the case of Fraud. Except in the case of Fraud, no claim for breach of any representation or warranty or detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) in respect of the representations or warranties may be brought after the Closing with respect thereto against Sellers, the Acquired Companies, Buyers or any of their respective Affiliates, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of Sellers, the Acquired Companies, Buyers or any of their respective Affiliates. All covenants and agreements of the Acquired Companies and the Parties contained in this Agreement to be performed at or prior to the Closing Date shall survive until the 12-month anniversary of the Closing Date, and all covenants and agreements contained in this Agreement that expressly contemplate performance thereof following the Closing shall survive the Closing in accordance with their terms. Except in the case of Fraud, in no event shall Sellers be liable for any Losses for a breach of covenants and agreements contained in this Agreement to be performed at or prior to the Closing Date in an amount in excess of the consideration actually received by Sellers. Each Party hereby acknowledges and agrees that, unless otherwise expressly provided for herein, such Party shall have no right or remedy to take any action in respect of, and neither the other Parties nor any of their Affiliates or employees or other representatives shall have any liability to such Party in respect of, any breach of any representations or warranties contained herein following the Closing. Nothing in this ARTICLE VIII shall prohibit Buyers from pursuing claims for breach of the representations and warranties in ARTICLE III in the case of Fraud of Sellers in the making of such representations and warranties, in which case Sellers shall be liable to Buyers, pursuant to the terms of this Agreement, for any Losses incurred by Buyers arising from such Fraud on the part of Sellers.

Section 8.2    R&W Insurance Policy. As of the date of this Agreement, Buyers have obtained a representations and warranties insurance policy (such insurance policy, the “R&W Policy”) administered by Berkley Transactional, a division of Berkley Professional Liability, and issued to US Buyer by Gemini Insurance Company, and has provided to Sellers a true and correct copy of such R&W Policy. Buyers shall not and shall cause their Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Policy that would aversely effect Sellers with respect to the waiver of subrogation set forth therein without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed).

Section 8.3    Buyer Acknowledgements. Notwithstanding anything to the contrary herein, Buyers acknowledge and agree that except for the representations and warranties expressly set forth in ARTICLE III and in other Transaction Documents, no Acquired Company, Seller, any of their respective Subsidiaries or Affiliates or any other Person makes any representation or warranty with respect to the Business, the Acquired Companies, the Acquired Interests or any other matter. Buyers have not relied on, and hereby disclaims, any representations and warranties other than the representations and warranties of Sellers that are expressly set forth in ARTICLE III and in other Transaction Documents. Buyers acknowledge and agree that, except for the representations and warranties expressly set forth in ARTICLE III and in other Transaction Documents, no Seller nor any of their respective Subsidiaries or Affiliates or any other Person makes any representation or warranty, express or implied, at law or in equity, as to the probable success or profitability of the Acquired Companies after the Closing. Buyers acknowledge and agree that except for the representations and warranties expressly set forth in ARTICLE III and in other Transaction Documents, none of Sellers, the Acquired Companies or any other Person makes any representation or warranty about, and none of Sellers, the Acquired Companies or any other Person shall have any Liability for, any estimates, forecasts, projections or predictions or the accuracy or omissions from any information or materials relating to the Business or any Acquired Company or any such Acquired Company’s assets, operations or the business that have been or hereafter are provided or made available to Buyers, any of its Affiliates or their respective representatives (including in the Confidential Information Memorandum, any materials uploaded to the Data Room or any due diligence report from any third party), and neither Sellers nor any of their respective Subsidiaries or Affiliates or any other Person shall have or be subject to any Liability or indemnification obligation to Buyers or any other Person resulting from the distribution to Buyers or Buyers’ use of, any such information, except in the case of Fraud.

Section 8.4    Release.

(a)    Effectively as of the Closing, each of Seller Parent and Sellers, on behalf of itself and its Affiliates, beneficiaries, representatives and assigns (collectively, the “Seller Releasing Parties”) hereby irrevocably and unconditionally waives, releases and discharges Buyer, the Acquired Companies and each of their respective past, present and future direct or indirect Affiliates, shareholders, members, partners, officers, directors, managers, employees, agents and representatives, and each of their respective heirs, executors, successors and assigns (collectively, the “Buyer Released Parties”), with respect to and from any and all claims, Actions or Liabilities of any kind or nature, whether known or unknown, whether in law or at equity, which such Seller Releasing Party now or at any time in the future may own or hold against the respective Buyer Released Parties arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including any claim, Action or Liability arising from or related to, in whole or in part, (i) the business or operations of the Acquired Companies conducted prior to the Closing, (ii) such Seller Releasing Party’s direct or indirect ownership of equity interests in the Acquired Companies, and (iii) such Seller Releasing Party’s director, manager, officer or employment position with the Acquired Companies (collectively, the “Seller Released Matters”).

(b)    Effectively as of the Closing, Buyer, on behalf of itself and its Affiliates, (including the Acquired Companies) beneficiaries, representatives and assigns (collectively, the “Buyer Releasing Parties”) hereby irrevocably and unconditionally waives, releases and discharges Sellers and each of their respective past, present and future direct or indirect Affiliates, shareholders, members, partners, officers, directors, managers, employees, agents and representatives, and each of their respective heirs, executors, successors and assigns (collectively, the “Seller Released Parties”), with respect to and from any and all claims, Actions or Liabilities of any kind or nature, whether known or unknown, whether in law or at equity, which such Buyer Releasing Party now or at any time in the future may own or hold against the respective Seller Released Parties arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including any claim, Action or Liability arising from or related to, in whole or in part, (i) such Seller Released Party’s direct or indirect ownership of equity interests in the Acquired Companies and (ii) such Seller Released Party’s director, manager, officer or employment position with the Acquired Companies (collectively, the “Buyer Released Matters”).

(c)    Sections 8.4(a) and (b) shall not constitute, and the term Seller Released Matters or Buyer Released Matters (as the case may be) shall not include, a release of claims with respect to (i) any Party’s performance, if any, under the Transaction Documents, (ii) any right or remedy to which a Buyer Releasing Party or a Seller Releasing Party is entitled under the Transaction Documents, or (iii) Fraud.

(d)    None of the Financing Sources shall have any liability to any Seller Releasing Party relating to or arising out of this Agreement, the Transactions, any financing related thereto or otherwise, whether at law, or equity, in contract, in tort or otherwise, and no Seller Releasing Party shall have any rights or claims against any of the Financing Sources hereunder or thereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Parties in Interest. Subject to the immediately following sentence, and except as set forth in Section 5.15, nothing in this Agreement, whether express or implied, shall be construed to give any Person other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit or remedies of any nature whatsoever under or by reason of under or in respect of this Agreement. The Financing Sources shall be third-party beneficiaries of Section 8.4(d), the last sentence of Section 9.4, Section 9.12(b) (as it relates to the Financing Sources) and Section 9.12(c), and the Seller Released Parties and the Buyer Released Parties shall be third-party beneficiaries of Section 8.4(b) and Section 8.4(a), respectively.

Section 9.2    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the express prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, however, that a Buyer may assign its rights, interests or obligations hereunder (a) to any of its Affiliates or (b) for collateral security purposes to lenders providing financing to such Buyer and/or its Affiliates (and all extensions, renewals, replacements, refinancings and refundings thereof), in each case without the prior written consent of any Seller or Sellers’ Representative (but in no event shall such lenders be required or deemed to assume any obligation of such Buyer hereunder). No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.3    Notices. Except as otherwise specifically set forth in this Agreement, all notices and communications hereunder shall be deemed to have been duly given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

If to Sellers or Seller Parent:

Granite Construction Incorporated
585 West Beach Street
Watsonville, California 95076
Attention: Craig Hall, General Counsel
Email: craig.hall@gcinc.com

with copies to (which shall not constitute notice):

Shearman & Sterling LLP
2828 North Harwood Street #1800
Dallas, TX 75201
Attn.: Alain Dermarkar and Kyle Park
Email: alain.dermarkar@shearman.com and kyle.park@shearman.com

If to Buyers:                            c/o J.F. Lehman & Company
110 East 59th Street, 27th Floor
New York, NY 10022
Attn.: Glenn M. Shor, David L. Rattner, David F. Thomas and Kevin Vallès
Email: gms@jflpartners.com, dlr@jflpartners.com, dft@jflpartners.com and kv@jflpartners.com with copies to (which shall not constitute notice):

Jones Day

250 Vesey Street

New York, NY 10281

Attn.: Andrew M. Levine and Emily W. Cai
Email: amlevine@jonesday.com and ecai@jonesday.com

Any Party may change the address, email address or the Persons to whom notices or copies hereunder shall be directed by providing written notice to the other Party of such change in accordance with this Section 9.3. Any right, action, consent or any other matter that may be required to be taken at the election of Sellers may be deemed effectively given if given by either Seller on behalf of both Parties.

Section 9.4    Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Parties. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything herein to the contrary, none of the definition of “Financing Sources,” Section 8.4(d), this sentence, Section 9.12(b) (as it relates to the Financing Sources), Section 9.12(c) or Section 9.1 may be amended or modified without the prior written consent of the Financing Sources.

Section 9.5    Disclosure Schedule. Each Schedule of the Disclosure Schedules shall be deemed to qualify only (a) the corresponding Section of this Agreement, (b) any other Section of this Agreement to which such Schedule makes express reference, or (c) any other Section of this Agreement to the extent the relevance of the information disclosed in such Schedule to such other Section is reasonably apparent on its face, without further inquiry or knowledge of the contents of any document disclosed in the Disclosure Schedules that the matter is required to be included. Matters reflected on the Disclosure Schedules are not necessarily limited to matters required to be reflected therein, and the Disclosure Schedules may contain information that is not specifically required by this Agreement, which information is provided solely for Buyers’ general information and is not separately represented or warranted. The disclosure or inclusion by the Acquired Companies or Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement or admission that the matter is required to be disclosed by the terms of this Agreement or that the matter is material (except to the extent the applicable representation or warranty specifically requires that a particular item be disclosed). The Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Acquired Companies or Sellers, and any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules shall not (i) be used as a basis for interpreting the terms “material” or other similar terms in this Agreement or to establish a standard of materiality, (ii) be deemed or interpreted to expand the scope of any representation or warranty, obligation, covenant, condition or agreement contained in this Agreement, (iii) constitute, or be deemed to constitute, an admission of liability or obligation to any third party regarding such matter, (iv) represent an admission to any third party that the consummation of the Transaction requires the consent of any third party, or (v) otherwise constitute, or be deemed to otherwise constitute, an admission to any third party concerning such item or matter. Without limiting the generality of the foregoing, all references in the Disclosure Schedules to the enforceability of agreements with third parties, the existence or non-existence of third-party rights, the absence or existence of breaches or defaults by the Acquired Companies, Sellers or any of their respective Affiliates or Third Parties, or similar matters or statements, are not intended to be admissions against interests, give rise to any inference or proof of accuracy or be admissible against any party by or in favor of any Person who is not a Party.

Section 9.6    Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 9.7    Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.8    Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto) and the other Transaction Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations between the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 9.9    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in a mutually acceptable manner to the end that the Transaction are fulfilled to the greatest extent possible.

Section 9.10    Expenses. Unless otherwise provided herein, each of Buyers and Sellers agrees to pay, without right of reimbursement from the other, all costs and expenses incurred by it incident to without limitation, the process leading to the execution of this Agreement, the negotiations and preparations of this Agreement and the performance of its obligations hereunder, including the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by the respective Parties in connection with the Transaction, whether or not the Transaction is consummated. Notwithstanding anything to the contrary in this Agreement, (a) the provisions and covenants of this Section 9.10 survive the Closing and shall remain in force indefinitely and (b) the costs and expenses (including legal fees and expenses) of the Acquired Companies incurred on behalf of Sellers in connection with this Agreement and the other Transaction Documents and the Transaction shall constitute Transaction Expenses, for which Sellers shall be responsible .

Section 9.11    Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the Transaction shall be governed by the Laws of the State of Delaware, without regard to the conflict of laws principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 9.12    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Each of the Parties irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the federal courts of the United States located in the State of Delaware and appropriate courts of appeal therefrom, over any dispute arising out of or relating to this Agreement or the Transaction. A final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the extent that service of process by mail is permitted by applicable Law, each Party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in Section 9.3. Each Party irrevocably agrees not to assert (i) any objection which it may ever have to the laying of venue of any such Action in such courts and (ii) any claim that any such Action brought in any such court has been brought in an inconvenient forum.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, OR WITH RESPECT TO, THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION. EITHER PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(c)    Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree (i) not to bring or support, or permit any of their Affiliates, beneficiaries, representatives or assigns to bring or support, any Action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Sources arising out of, or relating to, the Transactions, the financing of the Transaction or the performance of services thereunder or related thereto in any forum other than the state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and (ii) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York without regard to the conflict of laws rules of such State that would result in the application of the laws of any other State.

Section 9.13    Specific Performance. The Parties agree that irreparable injury would occur if the parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transaction) in accordance with its terms or otherwise breach such provisions. The Parties acknowledge and agree that the right of specific performance is an integral part of this Agreement and without that right no Party would have entered into this Agreement. Therefore, in connection with any Action for equitable and injunctive relief permitted hereunder, each Party hereby waives any claim or defense that a remedy at law alone is adequate and, to the maximum extent permitted by Law, agrees to have each provision of this Agreement specifically enforced against it, without the necessity of posting bond or other security against it, and consents to the entry of equitable and injunctive relief against it enjoining or restraining any breach or threatened breach of any provision of this Agreement. Appropriate injunctive relief shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which a party may have under this Agreement.

Section 9.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. In the event that any signature to this Agreement or any Transaction Document is delivered by email delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof. Once signed, this Agreement may be delivered by “.pdf” format, and any reproduction of this Agreement made by reliable means (e.g., photocopy or portable document format) is considered an original.

Section 9.15    Legal Representation. Each Party hereby acknowledges, on its own behalf and on behalf of its Affiliates, that Shearman & Sterling LLP may advise and represent Sellers, any Acquired Company and their respective Affiliates in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transaction (the “Acquisition Engagement”), and that, following consummation of the Transaction, Shearman & Sterling LLP may advise and represent Sellers or its Affiliates, if such Persons so request, in connection with any obligation arising out of or relating to this Agreement, any other Transaction Document or the Transaction (other than any litigation, arbitration or other dispute proceeding), and each Party hereby consents thereto and waives any conflict of interest arising therefrom (other than any litigation, arbitration or other dispute proceeding), and each Party and their respective boards of directors (or committees thereof) or other governing or similar bodies shall cause any Affiliate thereof to consent to and waive any conflict of interest arising from any such representation (other than any litigation, arbitration or other dispute proceeding). Each Party further agrees to permit any privilege attaching as a result of Shearman & Sterling LLP’s services to the Acquired Companies in respect of attorney-client communications to the extent relating to the Acquisition Engagement to survive the Closing and to remain in effect.

Section 9.16    Seller Parent. Seller Parent shall cause each Seller to perform all of the obligations required to be performed by it under this Agreement and each of the other Transaction Documents and all other instruments, agreements and documents executed by such Seller in connection with the Transaction.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

LAYNE HEAVY CIVIL, INC.

By:   /s/ James A. Radich
       Name: James A. Radich
       Title: President & Group Manager

GRANITE CONSTRUCTION INTERNATIONAL

By:  /s/ James A. Radich
       Name: James A. Radich
       Title: Executive Vice President, Chief Operating Officer & Assistant Secretary

GRANITE CONSTRUCTION INCORPORATED

By:  /s/ James A. Radich
       Name: James A. Radich
       Title: Executive Vice President, Chief Operating Officer & Assistant Secretary

[Signature Page – Purchase Agreement]

INLAND PIPE REHABILITATION LLC

By:  /s/ James R. Baumgardner
       Name: James R. Baumgardner
       Title: President and Chief Executive Officer

1000097155 ONTARIO INC.

By:  /s/ Glenn M. Shor
       Name: Glenn M. Shor
       Title: President

[Signature Page – Purchase Agreement]

EXHIBIT A

FORM OF ESCROW AGREEMENT

Exhibit A

EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

Exhibit B